EXHIBIT 10.1 (b)

LEASE AGREEMENT

LANDLORD:	TWC Fifty-Eight, Ltd.

TENANT:	Brown & Brown of Florida, Inc. B & B Protector Plans, Inc.

RENTABLE SQ. FT.:	39,174

SUITES:	1800, 1900, 2000

TERM:	7 years, 3 months

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25.	HEIRS AND ASSIGNS - PARTIES	24

26.	ATTORNEYS’ FEES	24

27.	TIME OF ESSENCE	24

28.	INTENTIONALLY DELETED	24

29.	TENANT IMPROVEMENTS	24

30.	PARKING ARRANGEMENTS	24

31.	RULES AND REGULATIONS	25

32.	BROKER	25

33.	INTENTIONALLY DELETED	25

34.	PUBLIC AREAS	25

35.	QUIET ENJOYMENT	26

36.	FORCE MAJEURE	26

37.	RENT OBLIGATION SEPARATE FROM LANDLORD OBLIGATIONS	26

38.	RELATIONSHIP OF THE PARTIES	26

39.	CORPORATE TENANT	26

40.	INTENTIONALLY DELETED	27

41.	SAVING PROVISION	27

42.	EFFECTIVENESS OF LEASE	27

43.	EXHIBITS	27

44.	ENVIRONMENTAL LAWS	27

45.	ADDITIONAL COVENANTS	29

46.	OPTION TO EXPAND	29

47.	RIGHT OF FIRST REFUSAL	30

48.	OPTION TO RENEW	30

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Paragraph

Exhibit A	Location of Premises within the Building

Exhibit B	Approved Space Plan of Premises

Exhibit C	Tenant Improvements

Exhibit C-1	Construction Documents

Exhibit D	Rules and Regulations

Exhibit E	Corporate Guaranty

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LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made this             day of                         , 2012, by and between TWC Fifty-Eight, Ltd., a Florida limited partnership, (“Landlord”), and Brown & Brown of Florida, Inc. and B&B Protector Plans, Inc., each a Florida Corporation (collectively, “Tenant”).

1.	PREMISES AND TERM

Landlord, for and in consideration of the rents hereinafter reserved and of the covenants, agreements and conditions hereinafter set forth, to be kept or performed on the part of Tenant, hereby leases to Tenant, and Tenant hereby rents and leases from Landlord the following described space (the “Premises”) as outlined on the floor plans attached hereto and made a part hereof as Exhibits A and B:

Rentable square feet: 39,174

Floor: 18, 19 & 20	Suite: 1800, 1900 and 2000

located at the building described as follows (the “Building”):

Building: The Franklin Exchange

Address: 655 North Franklin Street	City: Tampa

County: Hillsborough	State: Florida

together with the right to use the common facilities furnished by Landlord in common with Landlord and the tenants and occupants of the Building (their agents, employees, and invitees), including but not limited to corridors, halls, lobbies, restrooms, parking areas, walkways, stairways, entrances, chases and risers (limited to a pro rata share of such chases and risers), elevators, and other areas in the Building provided for the use of tenants renting office space in the Building, for a term of the 87 months (the “Term”) commencing on the later of: (a) the Premises with Landlord’s Work Substantial Completed (as both terms are defined in Exhibit C hereof and the Second Lease); and (b) August 1, 2012 (the “Target Commencement Date”).

2.	POSSESSION

Landlord will deliver the Premises with Landlord’s Work Substantially Complete on or before the Target Commencement Date. In the event Landlord is unable to deliver possession of the Premises by the Target Commencement Date, the provisions regarding delay of the Commencement Date set forth in Exhibit C hereof apply to this Lease.

After the determination of the Commencement Date, Tenant agrees, upon demand of Landlord, to execute, acknowledge, and deliver to Landlord an instrument, in form satisfactory to Landlord, which sets forth the Commencement Date and the end of the Term.

3.	RENTAL

(a) Tenant shall pay base rental payable in lawful money of the United States in equal monthly installments (the “Monthly Rental”) to Landlord c/o Wilson Management Company, or to any successor thereto named by Landlord, at the address listed in Section 24 below, or at such other place as Landlord may designate in writing, without notice or demand and without deduction, abatement, counterclaim, or set-off whatsoever, except as may be expressly noted and authorized under the terms of this Lease. The first Monthly Rental and sales tax thereon as set forth in Paragraph 4 herein shall be paid by Tenant to Landlord upon full execution of this Lease. All subsequent Monthly Rentals shall be due in advance on the first day of each calendar month during the Term, beginning with the month next succeeding the First Month, as defined herein, together with payment of all Additional Rental as herein defined, and with any sales, privilege or rental tax as provided in Paragraph 4 herein. The term “Lease Year”, as used herein, (i) shall mean the twelve (12) month period beginning with the first full calendar month after the Commencement Date as defined in Paragraph 1 hereof, and each twelve (12) month period thereafter occurring during the Term of this Lease, and (ii) in the event the Lease expires or terminates on a date other than the date set forth in Paragraph 1 hereof, then the term “Lease Year” shall also mean the period from the end of the preceding Lease Year to the date of said expiration or termination of this Lease. Notwithstanding anything to the contrary contained herein, in the event the Commencement Date is other than the first day of a calendar month, then Tenant shall pay to Landlord on the Commencement Date a sum equal to the per diem Monthly Rental for the first month in which the Commencement Date shall occur (the “First Month”) multiplied by the number of days from the Commencement Date to the last day of the First Month, both inclusive.

(b) Landlord and Tenant agree that Monthly Rental for the Term is as follows:

	Per Rentable	Per	Per
Year	Sq. Ft.	Annum	Month
Commencement Date – Month 3	$0.00	$0.00	$0.00
Months 4 - 15	$17.35	$679,668.90	$56,639.08
Months 16 - 27	$17.70	$693,262.28	$57,771.86
Months 28 - 39	$18.05	$707,127.52	$58,927.29
Months 40 - 51	$18.41	$721,270.07	$60,105.84
Months 52 - 63	$18.78	$735,695.48	$61,307.96
Months 64 - 75	$19.16	$750,409.39	$62,534.12
Months 76 - 87	$19.54	$765,417.57	$63,784.80

(c) Tenant agrees that any adjustments to Monthly Rental and other sums due Landlord from Tenant under the terms of this Lease (except for any costs paid by Tenant for Tenant Improvements pursuant to Exhibit C hereof) shall be considered additional rental from Tenant (“Additional Rental”). As used herein the term “Rent” shall include Monthly Rental and Additional Rental.

(d) Landlord and Tenant agree that at the end of each and every calendar year Monthly Rental which is payable for the immediately succeeding calendar year (or portion thereof) shall be adjusted by an amount equal to Tenant’s prorata share (“Tenant’s Proportionate Share”) of any increases in Operating Expenses (as defined below) of the Building in excess of Operating Expenses for the 2013 calendar year (the “Base Year”). Tenant’s Proportionate Share is 18.54%, based on the fraction, the numerator of which is the total number of rentable square feet contained in the Premises, or 39,174rentable square feet, and the denominator is the rentable square feet in the Building, or 211,244 rentable square feet. The Building and the Premises are measured in accordance with the Standard Method for Measuring Floor Area in Office Buildings, ANSI Z65.1-1996, as promulgated by the Building Owners and Manager Association (BOMA) International.

(e) “Operating Expenses” mean all operating costs and expenses paid or incurred by Landlord on the Building, including, but not limited to wages and salaries of all employees engaged in the operation and maintenance of the Building, including taxes, insurance and benefits relating thereto, supplies and materials, utilities, sewage, trash removal, cleaning services, security, building maintenance and repairs, ground maintenance, mechanical maintenance, property insurance, Taxes, management fees, depreciation on any capital expenditures incurred to reduce any operating expenses of the Building. “Taxes” mean all governmental taxes, due during the Term and any extensions thereof, in connection with the ownership, leasing, or operation of the Building. For purposes hereof, Taxes for any year shall be Taxes that are due for payment or paid in that year rather than Taxes that are assessed, become a lien, or accrue during such year. The costs and expenses shall exclude executive salaries, capital expenditures, depreciation, except as provided above, principal, interest and other costs directly relating to financing the Building, and leasing commissions, ground rent, personal income and franchise taxes, amounts reimbursed to Landlord by other tenants or other third parties, and costs incurred to provide services to other tenants which services are not furnished to Tenant. In the event any tenant in the Building utilizes equipment which consumes excessive amounts of electrical power, said equipment will be separately metered for power charges with such tenant being charged for same.

(f) Operating Expenses for the Base Year shall not include any unusual decreases resulting from extraordinary or non-recurring circumstances, including without limitation, utility rate rollbacks or abatements, moratoria and repairs or replacements made pursuant to warranties or guaranties (“Non-Recurring Expenses”), unless such Non-Recurring Expenses are also included in each Lease Year following the Base Year.

Landlord and Tenant intend that Operating Expenses paid by Tenant under this Lease reimburse Landlord for any actual increase in costs incurred by Landlord but not provide a profit to Landlord. In no event shall Operating Expenses per rentable square foot, as determined by Landlord for any calendar year, multiplied by the rentable area of the Building, exceed one hundred percent (100%) of the actual Operating Expenses incurred by Landlord in that calendar year. Operating Expenses for each Lease Year shall always be determined in a manner consistent with the determination of Operating Expenses for the Base Year. To the extent that any Operating Expenses pertain to property other than the Building or Land, or benefit users other than Building tenants and their guests, a reasonable, equitable and consistent allocation shall be made in the Base Year and each Lease Year to ensure that Tenant’s Share pertains only to costs reasonably and equitably allocated to the Building and Land. Operating Expenses for each Lease Year shall be determined in a manner consistent with their respective determination for the Base Year. If, during any Lease Year, Landlord (x) furnishes any particular work or service or adds a “line item” to Operating Expenses that was not furnished or included in the Base Year or (y) materially increases the level of any service for any Lease Year above the level of service for the Base Year, the Operating Expenses for the Base Year shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during the Base Year by Landlord if it had furnished such work or service, included such line item or increased level of service during the Base Year.

(g) For purposes of the following exclusions, costs shall be considered of a capital nature or capital expenditure if (x) such cost or expense is not an annually recurring expense that either individually or in the aggregate with other similar expenses incurred in such Lease Year, exceeds $25,000, or (y) would be considered to be a capital expenditure under the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (the “Code”). Any provision of the Lease to the contrary notwithstanding, the following items will not be included in Operating Expenses:

1. Repairs or other work occasioned by fire, windstorm, or other casualty of an insurable nature, or by the exercise of the right of eminent domain;

2. Attorney’s fees, costs, and disbursements, and other expenses not allocated to the operation of the Building or incurred in connection with negotiations or disputes with tenants, other occupants, or prospective tenants or occupants;

3. The cost of repairs in or to a tenant’s premises incurred by reason of a breach by tenant of its lease;

4. Expenses incurred in tenant build-out, tenant work letters or contributions for tenant’s work, renovating or otherwise improving or decorating, painting or redecorating space for tenants or other Building occupants, including without limitation, permits, license, design, space planning, and inspection costs;

5. Expenses in connection with services or other benefits of a type which are not provided to Tenant but which are provided to another tenant or occupant;

6. Landlord’s cost of electricity and other services that are sold to tenants or for which Landlord is entitled to be reimbursed by tenants or other parties;

7. All costs incurred by Landlord for alterations, except where such an expenditure is primarily and reasonably intended to reduce the cost of operation or maintenance of the Building or any portion thereof (“Cost Savings”), but only to the extent (i) that such Cost Savings actually achieved in the pertinent Lease Year exceeds straight-line amortization pertaining to that Lease Year of such costs over the improvement’s useful life as determined by the Code, and (ii) Landlord provides Tenant with a report reasonably acceptable to Tenant prepared by an unaffiliated third party establishing such Cost Savings in the pertinent year; Any cost for depreciation and amortization except as specifically noted herein;

8. Reserves in excess of $20,000 per calendar year;

9. Cost of any item for which Landlord may be reimbursed, whether by insurance proceeds, warranty, service contracts or otherwise;

10. Costs that are considered to be of a capital nature, including, but not limited to, capital improvements, capital repairs, capital equipment, capital tools, and other capital items;

11. All costs incurred due to violation by Landlord or any tenant of the terms and conditions of any lease;

12. Costs incurred to cure or correct any design or construction defects;

13. Costs, fines, or penalties incurred, required to cure any violation of, or to otherwise comply with, any laws, statutes, ordinances, codes or other governmental rules, regulations, requirements or recommendations of any federal, state, county, city or local governmental authorities, industry associations, technical societies (such as ASHRAE) or board of fire underwriters or other similar bodies, now in force or hereafter adopted;

14. Costs and expenses due to termination or underfunding of any plan under ERISA or any other law or regulation governing employee pension plans or other benefits;

15. Costs or fees paid to Landlord or affiliates of Landlord to the extent in excess of competitive costs or fees paid to independent suppliers and contractors;

16. Interest on debt or amortization payments on any mortgages, and rental payments on any ground lease or other underlying lease;

17. Landlord’s general overhead, except to the extent it is expended solely in direct connection with Landlord’s management of the Building. These excluded expenses include, without limitation, employee training programs, tenant relationship expenses, recruiting/placement fees, costs of any business licenses, health/sports club dues, employee parking and transportation charges, Landlord’s membership and business organization fees;

18. Costs incurred by Landlord in connection with any office operations of Landlord or which are associated with the operation of the business of the legal entity which constitutes Landlord as the same is separate and apart from the cost of the operation of the Building, including without limitation, legal entity formation and legal entity accounting (including the incremental accounting fees relating to the operation of the Building to the extent incurred separately in reporting operating results to the Building’s owners or lenders);

19. Compensation or benefits provided to clerks, attendants, or other persons in commercial concessions operated by Landlord;

20. Late fees and penalties assessed for failure to timely make any payment;

21. Costs of sculpture, paintings, or other objects purporting to be art;

22. Travel and entertainment costs;

23. Costs of gifts;

24. Costs incurred in the repair, maintenance and operation of any garage or parking facility for which a use fee is charged, including without limitation, electricity, insurance, taxes and salaries and benefits of attendants;

25. Costs incurred in connection with the repair, maintenance and operation of any retail, restaurant or specialty operations in the Building, including without limitation, utilities, taxes, insurance and the cost of janitorial services;

26. All categories of costs not included in the base year calculation of Operating Expenses;

27. Costs of any new or increased insurance coverages not existing in the Base Year, unless such additional coverages are required by Lender or Government;

28. Compensation and benefits provided to (i) administrative and executive personnel of Landlord above the level of Building superintendent or manager, or (ii) employees involved in the operation of buildings other than the Building;

29. The cost of providing any service customarily provided by a managing agent or which is customarily included in management fees (e.g., bookkeeping, accounting, information technology, travel for corporate related meetings, etc);

30. Any costs, including without limitation, rent, insurance and compensation, which require an allocation by Landlord between or among the Building and any other building or property owned by Landlord.

31. Costs incurred in connection with operation or maintenance of Landlord’s information systems; including without limitation, information and LCD displays in the lobby or other common area of the Building;

32. Management costs or fees to the extent such costs or fees exceed competitive costs for third-party management of comparable buildings in the general vicinity of the Building (and in no event in excess of 2.5% of gross rent received from the operation of the Building) and shall be calculated on a consistent basis. By way of illustration only, if the rate for the management fee for the Base Year is 1.5%, then all subsequent Lease Years shall utilize a rate of 1.5% in determining the management fee and may not be increased except to be consistent with the prevailing market rate. To the extent that any tenant receives a rent abatement in the Base Year, the management fee shall be calculated without regard to such abatement and as if the rent subject to the abatement was received by Landlord. The management fee for any year shall not increase over that charged in the immediately prior year by more than the percentage increase in actual Operating Expenses for such two years;

33. Rent and other costs incurred in connection with Landlord’s regional or corporate offices;

34. Any income tax, excess profit tax, gross receipts tax, profits tax, franchise tax, capital or stock tax, or like tax on Landlord’s business, and any gift, estate or inheritance tax;

35. Any special assessments relating to construction of the Building or other improvements on the land or which relate to off-site improvements, whether or not serving the Building.

36. Any interest or penalties incurred as a result of Landlord’s failure to timely make tax payments or to file any tax information or returns when due (including any additional interest or penalty resulting from the failure to pay taxes in time to receive the greatest discount for early payment);

37. Taxes assessed against the Building or Landlord for tenant improvements above the Building Standard;

38. Costs incurred in the removal, encapsulation, replacement, or other treatment to any substance considered to be detrimental to the health, safety, or general environment of the tenants and occupants of the Building, and notwithstanding any contrary provision of this Lease (including, without limitation, any provision relating to capital expenditures), costs arising from the presence of hazardous materials, asbestos or PCB’s in or about the Building or land;

39. Rentals for items (except when needed in connection with normal repairs and maintenance of permanent systems) which if purchased, rather than rented, would constitute a capital improvement which is specifically excluded above;

40. Advertising, promotional and marketing costs and leasing commissions, attorneys’ fees and other related costs and expenses in connection with the negotiation and preparation of correspondence, deal memos, letters of intent, leases, subleases, assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and assignment negotiations and transactions with present or prospective tenants or other occupants of the Building;

41. Costs of signs in or on the Building or land identifying the owner of the Building or other tenants’ signs;

42. Costs incurred in connection with upgrading the Building to comply with applicable laws (including without limitation, the Americans with Disabilities Act and similar accessibility laws, life, fire and safety codes) enacted prior to the Commencement Date;

43. Assessments and premiums which can be paid in installments, shall be paid by Landlord in the maximum number of installments permitted by law and not included as Operating Expenses except in the year in which the assessment or premium installment is actually paid;

44. Costs arising from the negligence or fault of Landlord or its agents, or any vendors, contractors, or providers of materials or services selected, hired or engaged by Landlord or its agents including, without limitation, the selection of building materials;

45. Costs of repairs, replacements and general maintenance of the roof, foundation and exterior walls of the Building to the extent any such repairs and replacements are classified as capital expenditures under the Code;

46. Costs arising from Landlord’s charitable or political contributions;

47. Costs related to upgrading or renovating common areas of the Building, including without limitation, new carpeting, lighting, rest-room fixture replacements, etc.

48. The cost of any separate electrical meter or any survey Landlord may provide to any of the other tenants in the Building;

49. Cost of mail center services for other tenants in the Building if such services are not utilized by Tenant;

50. Asset management fees;

51. Expenses in connection with the design, installation, operation, maintenance, repair or replacement of telecommunications equipment or facilities;

52. Any bad debt loss, rent loss or reserves for bad debts or rent loss;

53. Costs reimbursed to Landlord by governmental authorities;

54. The cost of environmental insurance;

55. The amount of the deductible and/or any self-insured retention (“SIR”) for any claim or occurrence that may be included as an Operating Expense to the extent such deductible or SIR either individually or in the aggregate exceeds $25,000; and

56. Any other expenses which, in accordance with GAAP, would not normally be treated as Operating Expenses by landlords of comparable Class A buildings in the area in which the Building is located.

Notwithstanding the foregoing, increases in Controllable Expenses (as defined below) will be capped at three percent (3%) of the amount of the Controllable Expenses payable by Tenant for the previous calendar year. “Controllable Expenses” means all Operating Expenses other than insurance, taxes, utility costs and other Operating Expenses that, in Landlord’s reasonable judgment, are subject to increases which are outside the Landlord’s control. In addition, increase in Taxes will be capped at ten percent (10%) of the amount of the Taxes payable by Tenant for the previous calendar year.

(h) As soon as is practicable after the commencement of each and every calendar year, Landlord shall provide Tenant with its estimate of Tenant’s Proportionate Share of the increase in Operating Expenses over the Base Year’s Operating Expenses. Tenant shall pay to Landlord on the first day of each month during such calendar year an amount equal to one-twelfth of Landlord’s estimate as additional rent. Tenant will pay a lump sum for the amount of the estimate for such calendar year.

(i) As soon as practicable after the end of each calendar year, but no later than April 15 of the following calendar year, Landlord shall furnish to Tenant a statement of Tenant’s Proportionate Share of such year’s actual Operating Expenses compared to the Base Year Operating Expenses (“Landlord’s Statement”). The Landlord’s Statement shall set forth a description of the methodology employed by Landlord in adjusting the actual Operating Expenses to reflect one-hundred percent (100%) occupancy of the Building, inclusive of the 2013 calendar base year. If Tenant’s actual Proportionate Share is greater than the estimated Proportionate Share, Tenant shall pay Landlord the difference, within thirty (30) days of receipt of Landlord’s Statement. If Tenant’s actual Proportionate Share of the increase in Operating Expenses is less than the estimated Proportionate Share, Landlord shall issue a credit to Tenant for the difference against Tenant’s next Monthly Rental. If no Monthly Rental remains, then Landlord shall pay Tenant the difference upon delivery of Landlord’s Statement.

(j) Tenant, at its expense, shall have the right to audit Landlord’s books and records relating to any items affecting Operating Expenses for the Base Year and any subsequent calendar year or years; provided that Tenant’s right to audit shall expire two (2) years after Landlord has furnished to Tenant Landlord’s Statement for the applicable year during the term of this Lease unless Tenant has notified Landlord in writing of Tenant’s election to conduct an audit. Notwithstanding the foregoing, Tenant may audit Operating Expenses for the Base Year at any time during the Term hereof.

Within fifteen (15) days after Tenant’s notice of election to perform an audit, Landlord shall afford Tenant or any of Tenant’s employees or consultants designated by Tenant, full access to such documents (including documents which may be stored in an electronic medium) (in a location within the Building) as are in Landlord’s possession or control (whether or not such documents are located in the Building) and which are necessary or desirable to conduct the audit including, without limitation work papers prepared by Landlord’s accountants, canceled checks, invoices, and such other documents as may be reasonably requested by Tenant, all of which documents shall be in accordance with generally accepted accounting standards, consistently applied (“GAAP”). In the event that it is ultimately determined that a refund of any amount paid by Tenant in respect of Operating Expenses which exceeds two and one-half percent (2.5%) of the total so paid by Tenant for such year and Tenant has not previously conducted an audit for two years preceding the year for which the audit is being conducted, Tenant shall have the right to audit any prior years to determine whether refunds are due for any such prior years. Landlord shall reasonably cooperate with Tenant as to facilitate the performance of Tenant’s audit. Tenant agrees to conduct the audit in a manner which will cause minimum disruption to the operation of the Building and the management office of the Building. If as a result of such audit, Tenant claims that there is an error in Landlord’s Statement (an “Expense Claim”) and Landlord does not refund to Tenant the amount of such Expense Claim within 30 days after it is furnished to Landlord, Tenant shall have the right to seek determination of such claim in the following manner. Tenant shall provide Landlord with a list of three independent certified public accountants (identifying each accountant’s firm), whose firm, to the best knowledge of Tenant after due inquiry, is not currently providing and has not provided in the previous 3 years services to Tenant. If possible, considering the requirements of the previous two sentences, two of the accountants shall be members of “Big Four” accounting firms, and the other accountant (or accountants) shall be a member of a nationally or regionally recognized firm. Within 10 business days after receipt from Tenant of such list, Landlord shall notify Tenant whether, to the best knowledge of Landlord after due inquiry, any of said three accounting firms on the list have provided services in the previous 3 years to Landlord (in which event the accountant from such accounting firm shall be disqualified from serving as the arbitrator), and within 15 business days after receipt from Tenant of such list, the parties shall mutually select from the remaining accountants the one who will serve as arbitrator under this paragraph. If the parties are unable to agree on such arbitrator, the parties shall make a joint application to the local chapter of the American Institute of Certified Public Accountants for the appointment of such arbitrator. Within 30 days after the parties have selected the Arbiter, Landlord and Tenant shall each submit to such accountant its position concerning the Expense Claim and all relevant information. The chosen accountant shall make a final and binding determination of the Expense Claim. Except as provided below to the contrary, each party shall be solely responsible for any fees that are payable to the accountant that is selected as an arbitrator, as well as any and all costs, expenses and fees incurred by Tenant and Landlord in connection with Tenant’s audit. Notwithstanding the foregoing, Landlord shall reimburse Tenant within fifteen (15) days after receipt of invoice for any costs paid by Tenant to third parties performing the audit of Operating Expenses for the period in question in the event that it is determined (through mutual agreement or arbitration) that Landlord’s Statement with respect to the period in question exceeds five percent (5%) of the total paid by Tenant for such year. Further, if it is determined that Landlord’s Statement does not exceed five percent (5%) of the total paid by Tenant for such year, then Landlord shall not be responsible for such cost costs paid by Tenant, and Tenant shall be responsible for any costs paid by Landlord to third parties relating to Tenant’s Audit. .

(k) Landlord’s failure to bill Tenant for amounts due for Operating Expenses within one year of the expiration of the pertinent year, whether by failure to deliver Landlord’s Statement or failure to amend a mistake contained in Landlord’s Statement as delivered, will constitute an absolute waiver of Landlord’s ability to recover additional amounts for that year.

4.	SALES TAX

Along with and in addition to each Rent payment under this Lease, Tenant shall pay to Landlord the sales or privilege tax required by Florida Statutes Section 212.031 and any amendments or replacements thereof. Such tax is presently at the rate of 7.0% of the Rent charged for the Premises. Notwithstanding the foregoing, Tenant will not be required to pay such tax on the portion of Additional Rent applicable to any utilities on which Landlord has paid sales tax to the utility provider. Landlord will not charge more than the actual cost of any utility payable to the applicable utility provider. Landlord will include in its estimate of Tenant’s Proportionate Share of Operating Expenses and Landlord’s Statement an itemization of the amount and type of each utility billed to Tenant, along with the amount of sale tax paid to the utility provider.

5.	USE

The Premises shall be used and occupied by Tenant solely for the purpose of general business offices and customary ancillary uses (the “Permitted Use”) and for no other business or purpose without the written consent of Landlord. Tenant’s use of the Premises shall not violate the Certificate of Occupancy for the Premises, nor any ordinance, law or regulation of any governmental body now in force nor the Rules and Regulations attached hereto and made a part hereof as Exhibit “D”. Tenant further agrees that it will not use the Premises in any manner violating the Permitted Use that will (i) create a nuisance, disturbance, or annoyance to Landlord or any other tenant of the Building (ii) vitiate any insurances held by Landlord or Tenant; or (iii) alter the classification, increase the rate or cause the cancellation of any insurance on the Building.

6.	ACCEPTANCE OF PREMISES

Subject to Landlord’s warranty set forth in this Lease, and further subject to Landlord’s performance of its obligations under the Work Letter, the taking of possession of the Premises by Tenant will be conclusive evidence as against Tenant that Tenant accepts the same “as-is” subject to the satisfaction of the punch-list items and any latent defects, and that the Premises and the Building were in good and satisfactory condition for the use intended at the time such possession was taken. Neither Landlord nor Landlord’s agents have made any representations or promises with respect to the physical condition of the Building or the Premises, the rents, leases, expenses of operation, or any other matter or thing affecting or relating to the Premises except as herein expressly set forth, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in the provisions of this Lease.

7.	TENANT’S CARE

(a) Tenant will, at Tenant’s expense, take good care of the interior surfaces of the Premises and the fixtures and appurtenances therein, reasonable wear and tear, and damage by fire, the elements, casualty, or acts of god excepted, and will suffer no active or permissive waste or injury thereof; and Tenant shall, at Tenant’s expense, but under the direction of Landlord, promptly repair any injury or damage whether structural or nonstructural to Premises or Building caused by the misuse or neglect thereof by Tenant, or by persons permitted on Premises by Tenant, or Tenant moving in or out of Premises. All the aforesaid repairs shall be of quality or class equal to the original work or construction, and shall be made in accordance with the provisions of Paragraph 7(b) hereof. If Tenant fails after ten (10) days’ written notice thereof to proceed with due diligence to make the repairs required to be made by Tenant, the repairs may be made by Landlord, at the expense of Tenant and the reasonable and actual expenses thereof incurred by Landlord, shall be collectible by Landlord as Additional Rental after rendition of a bill or statement therefore.

(b) Tenant will not, without Landlord’s written consent, make alterations, additions or improvements in or about the Premises and will not do anything to or on the Premises which will increase the rate of fire insurance on the Building. It is expressly understood and agreed that Landlord is not requiring Tenant to make any such improvements to the Premises, and no improvements by Tenant shall be deemed improvements in accordance with an agreement between the parties, within the meaning of the Florida Mechanics’ Lien Law. All contractors, subcontractors, mechanics, laborers, materialmen, and others engaged by Tenant who perform any work, labor or services, or furnish any materials, or otherwise participate in the improvement of the Premises shall be and are hereby given notice that Tenant is not authorized to subject Landlord’s interest in the Premises to any claim for mechanics’, laborers’ and materialmen’s liens, and all persons dealing directly or indirectly with Tenant may not look to the Premises as security for payment. Tenant shall save Landlord harmless from and against all expenses, liens, claims or damages to either property or person which may or might arise by reason of the making of any such additions, improvements, alterations and/or installations completed at the direction of Tenant. Tenant shall comply with the building codes, regulations and laws now or hereafter to be made or enforced in the municipality, county and/or state which have jurisdiction over such work. All alterations, additions or improvements of a permanent nature made or installed by Tenant to the Premises shall become the property of Landlord at the expiration of this Lease, unless Landlord, at the time of granting its consent to such alteration, addition or improvement, elects to relinquish its right thereto. In such event, so long as Landlord has provide Tenant written notice as a part of its consent that it requires the removal of such addition or improvement, Tenant shall remove the same at its sole cost and expense and shall repair any damage to Building and/or Premises caused by said removal prior to the expiration of Term. Tenant will not be required to remove any part of the initial Tenant Improvements (or any other improvements made by Landlord).

(c) Anything in this Lease to the contrary notwithstanding, Tenant has the right to make Minor Alterations (as hereinafter defined) to the Premises without Landlord’s consent. “Minor Alterations” means minor Alterations in the Premises which: (1) are not structural in nature, (2) do not materially and adversely affect any of the main Building systems, and (3) are not visible from outside the Premises; provided, however, that any painting, wall covering installation, carpeting installation and removal of cabling and lighting fixtures will not be deemed visible from outside of the Premises for purposes of this paragraph.

(d) Prior to making any alterations (except for Minor Alterations) Tenant (i) shall submit to Landlord detailed plans and specifications (including layout, architectural, mechanical and structural drawings) for each proposed alteration and shall not commence any such alteration without first obtaining Landlord’s written approval of such plans and specifications, (ii) shall, at its expense, obtain all permits, approvals and certificates required by any governmental or quasi-governmental bodies, and (iii) shall furnish to Landlord duplicate original policies of worker’s compensation (covering all persons to be employed by Tenant, and Tenant’s contractors and subcontractors in connection with such alteration) and commercial general liability (including property damage coverage) insurance in such form, with such companies, for such periods and in such amounts as Landlord may require, naming Landlord and its agents as additional insureds. Upon completion of such alteration, Tenant, at Tenant’s expense, shall obtain certificates of final approval of such alteration required by any governmental or quasi-governmental bodies and shall furnish Landlord with copies thereof. All alterations shall be made and performed in accordance with the Rules and Regulations; all materials and equipment to be incorporated in the Premises as a result of all alterations shall satisfy current Building specifications and standards; no such materials or equipment shall be subject to any lien, encumbrance, chattel mortgage or title retention or security agreement. All alterations to which Landlord has consented shall be at Tenant’s sole cost and expense.

(e) No later than the last day of the Term, Tenant will remove all Tenant’s personal property and repair all injury done by or in connection with installation or removal of said property and surrender the Premises (together with all keys to Premises) in as good a condition as they were at the Commencement Date, reasonable wear and tear and damage by fire, the elements, acts of god, or casualty excepted. All property of Tenant remaining on the Premises after expiration of the Term shall be deemed conclusively abandoned and may be removed by Landlord and Tenant shall reimburse Landlord for the cost of removing the same. Tenant shall not be obligated to restore the Premises at the end of the Lease term (or sooner if earlier terminated), including the removal of any cabling or any internal stairs (if applicable).

(f) In doing any work related to the installation of Tenant’s furnishings, fixtures, or equipment in the Premises, Tenant will use only contractors or workmen reasonably acceptable to Landlord. Tenant shall promptly remove any lien for material or labor claimed against the Premises by such contractors or workmen if such claim should arise and hereby indemnifies and holds Landlord harmless from and against any and all costs, expenses or liabilities incurred by Landlord as a result of such liens arising from work performed at the direction of Tenant.

(g) In addition, Tenant shall not install or operate in the Premises any electrically operated equipment or other machinery, other than for standard food preparation, electric typewriters, computers, printers, facsimile machines, copiers or adding machines and such other small electrically operated office equipment as is used in modern offices, without first obtaining the prior consent in writing of Landlord, who may condition such consent upon the payment by Tenant of Additional Rent in compensation for such excess consumption of water and/or electricity or wiring as may be occasioned by the operation of said equipment or machinery; nor shall Tenant install any other equipment whatsoever which will or may necessitate any changes, replacements or additions to or require the use of the water system, plumbing system, heating system, air-conditioning system or the electrical system of the Premises without the prior written consent of Landlord.

(h) Tenant agrees that all personal property brought into the Premises by Tenant, its employees, licensees and invitees shall be at the sole risk of Tenant, and Landlord shall not be liable for theft thereof of money deposited therein or for any damages thereto; provided such loss is not caused or contributed to by the negligence or willful misconduct of Landlord or its agents and employees.

8.	BUILDING HOURS OF OPERATION

The normal business hours of the Building shall be from 8:00 a.m. to 6:00 p.m. on Monday through Friday, and 8:00 a.m. to 1:00 p.m. on Saturday. The Building will not operate on the recognized or actual Federal holiday for New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving and Christmas. Notwithstanding the foregoing, Tenant will have access to the Premises 24 hours a day, 7 days a week.

9.	LANDLORD SERVICES

(a) Landlord shall, at its own expense, furnish the following services, 24 hours a day, 7 days a week (except HVAC) all of comparable quality and quantity to other First Class towers in downtown Tampa, Florida:

i. Landlord agrees to provide to the Premises at all times during the Term of this Lease not less than 6 watts, demand load, of electrical power per rentable square foot, exclusive of the Building’s HVAC system. In the event that Tenant requests additional electric power in the Premises, and there is sufficient electrical capacity in the Building to comply with Tenant’s request, Landlord shall provide such additional electric power to the Premises (and reasonable access to the Building’s electric system, conduits, feeders and risers) at Tenant’s reasonable cost and expense.

ii. Heat and air conditioning, during normal business hours, which is reasonably required for the comfortable occupation of the Premises, in accordance with the current ASHRAE standards, subject to any governmental laws, regulations or restrictions pertaining to the furnishing or use of such heat and air conditioning. Standard hours of operation for Tenant is 7:00 a.m. to 6:00 p.m. on Monday through Friday, and 8:00 a.m. to 1:00 p.m. on Saturdays, excluding holidays as listed in Section 8 of this Lease.

iii. Elevator service 24 hours per day, 7 days per week.

iv. Toilet room supplies.

v. Window washing with reasonable frequency.

vi. Daily janitorial service during the time and in the manner that such janitorial service is customarily furnished in first class office buildings in Tampa, Florida.

vii. Cold water for drinking, lavatory and toilet purposes.

(b) Services to be provided by Landlord hereunder shall be subject to the Rules and Regulations of the Building established by Landlord as described in Paragraph 31 herein.

(c) Landlord shall not be liable for any damages directly or indirectly resulting from, nor shall the Rent as herein set forth be abated by reason of (i) installation, use or interruption of use, of any equipment in connection with the furnishing of any of the foregoing services, or (ii) failure to furnish, or delay in furnishing, any such services when such failure or delay is caused by accident or any condition beyond the reasonable control of Landlord or by the making of necessary repairs or improvements to the Premises or to the Building. The temporary failure to furnish any such services shall not be construed as an eviction of Tenant or relieve Tenant from the duty of observing and performing any of the provisions of this Lease. Notwithstanding anything in this Lease to the contrary, if for any reason attributable to Landlord’s negligence or intentional misconduct there is an interruption in any essential services to the Premises (including, without limitation, elevator service, electrical services, heating, ventilation or air conditioning, water, or sewer) and such interruption continues for a period of two (2) consecutive business days, Tenant shall be entitled to an abatement of all Rent payable under this Lease for the entire period that such services are not provided to the extent that such interruption interferes with the normal conduct of Tenant’s business in the Premises. Should such interruption continue for a period of ninety (90) consecutive calendar days, Tenant shall have the option to cancel and terminate this Lease on ten (10) days’ notice to Landlord.

(d) Landlord shall at its expense keep all portions of garage, Building and other improvements (other than the interior portions of the Premises maintained by Tenant) including but not limited to the (i) foundation, exterior and roof of the Building, (ii) interior and exterior common areas, (iii) parking and landscaped areas, and (iv) plumbing, heating, air conditioning and electrical systems, in good order, repair and condition, and in compliance with all applicable laws, unless any such work is necessary because of any act of Tenant as described in Paragraph 7(a) hereof, in which event the cost shall be borne by Tenant. This Section shall not apply to any damage caused by fire or other casualty or condemnation as described in this Lease.

(e) If Landlord fails to perform any of its defined services or maintenance within the Premises or Building, then Tenant will have the right to perform such maintenance or services and charge Landlord. Landlord will pay Tenant’s invoices within 30 days of receipt.

10.	DESTRUCTION OR DAMAGE TO PREMISES AND WAIVER OF SUBROGATION

(a) If the Building or the Premises are totally destroyed (or so substantially damaged as to be untenantable) by storm, fire, earthquake, or other casualty, Rent shall abate from the date of such damage or destruction. In the event Landlord fails to complete restoration of the Building or Premises in substantially the same condition such that the Building or Premises is tenantable in Landlord’s commercially reasonable discretion within one hundred and eighty (180) days from the date of the casualty, this Lease may be terminated effective as of the date of such damage or destruction upon written notice from either party to the other given not more than ten (10) days following expiration of the one hundred and eighty (180) day period, except, however, Landlord shall not be responsible for any delays which are caused by reason of adjustment of fire insurance on the part of Landlord or Tenant or for delays contemplated by Paragraph 36 hereof. In the event such notice is not given, then this Lease shall remain in full force and effect and Rent shall commence thirty (30) days following delivery of the Premises to Tenant fully restored to its previous condition. In the event such damage or destruction occurs within one year from the expiration of the Term of this Lease, Tenant may, at its option on written notice to Landlord within thirty (30) days of such destruction or damage, terminate this Lease as of the date of such destruction or damage. If the Premises are damaged due to fire or other casualty, Tenant shall remove, at its sole cost and expense, its furniture and other belongings from the Premises as Landlord shall require in order for Landlord to repair and restore the Premises.

(b) If the Building or Premises are damaged but the Premises is not rendered wholly inaccessible or untenantable by any of the events set forth in subparagraph (a) above, Rent shall abate in such proportion as Premises have been damaged and Landlord shall restore Premises as within one hundred and eighty (180) days from the date of the casualty. In the event Landlord fails to complete restoration of the Building or Premises in substantially the same condition such that the Building or Premises is tenantable in Landlord’s commercially reasonable discretion within one hundred and eighty (180) days from the date of the casualty, this Lease may be terminated effective as of the date of such damage or destruction upon written notice from Tenant to Landlord given not more than ten (10) days following expiration of the one hundred and eighty (180) day period.

(c) All obligations of the parties under this Section 10 are subject to the waiver of subrogation set forth in Section 18 hereof.

(d) Unless such repair or replacement is caused or contributed to by the negligence or willful misconduct of Landlord or its agents and employees, Landlord shall not be required to make any repairs or replacements of any improvements installed in the Premises (other than Landlord’s Work) by or for Tenant, nor shall Landlord be responsible for the replacement of Tenant’s furniture and furnishings.

(e) In no event shall Rent abate if the damage or destruction of the Premises whether total or partial, is the result of the negligence or willful misconduct of Tenant, its agents, or employees. Notwithstanding the foregoing, each party shall look first to any insurance in its favor before making any claim against the other party for recovery for loss or damage resulting from fire or other casualty, and to the extent that such insurance is in force and collectible and to the extent permitted by law, Landlord and Tenant each hereby releases and waives any right of recovery against the other or any one claiming through or under each of them by way of subrogation or otherwise. The foregoing release and waiver shall be in force only if both releasors’ insurance policies contain a clause providing that such a release or waiver shall not invalidate the insurance and also, provided that such a policy can be obtained, without additional premiums. Tenant acknowledges that Landlord shall not carry insurance covering Tenant’s furniture, fixtures, equipment and/or improvements. Unless such repair or replacement is caused by the negligence or willful misconduct of Landlord or its agents and employees, Landlord shall not be required to make any repairs or replacements of any improvements installed in the Premises (other than Landlord’s Work) by or for Tenant, nor shall Landlord be responsible for the replacement of Tenant’s furniture and furnishings.

11.	DEFAULT BY TENANT – LANDLORD’S REMEDIES

(a) The following constitute events of default (an “Event of Default”): (i) Tenant’s failure for five (5) business days after written notice thereof in paying any and all Rent as set forth herein; or (ii) Tenant’s failure to observe or perform any item, covenant, or condition of this Lease on Tenant’s part to be observed and performed (other than the covenant to pay any and all Rent) and Tenant fails to remedy such default within thirty (30) days after notice by Landlord to Tenant of such default, or if such default is of such a nature that it cannot be completely remedied within said period of thirty (30) days and Tenant does not commence within said period of thirty (30) days, or does not thereafter diligently pursue completing all steps necessary to remedy such default; or (iii) the entry against Tenant of a decree or order for relief in an involuntary case under the federal bankruptcy laws (as now or hereafter constituted) or any other applicable federal or state bankruptcy, insolvency or other similar law, or the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator (or similar official) for Tenant or for any substantial part of Tenant’s property, or an order for the winding-up of liquidation of Tenant’s affairs and the continuance of any such decree or order is unstayed and in effect for a period of sixty (60) consecutive days; or (iv) the commencement by Tenant of a voluntary case under the federal bankruptcy laws (as now constituted or hereafter amended) or any other applicable federal or state bankruptcy, insolvency, or other similar law, or the consent by Tenant to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) for Tenant or for any substantial part of Tenant’s property, or the making by Tenant of any assignment for the benefit of creditors, or the failure of Tenant generally to pay its debts as such debts become due, or the taking of corporate action by Tenant in furtherance of any of the foregoing; (v) levy upon or attachment under process against Premises or Tenant’s effects or interest therein which is not satisfied or dissolved within fifteen (15) days after such levy upon or attachment; or (vi) abandonment or vacancy of the Premises by Tenant during the Term of this Lease without payment of Rent. After an authorized assignment or subletting, the occurrence of any of the foregoing Event of Default affect this Lease only if caused by or happening to the assignee or sublessee.

(b) In the case of an Event of Default, Landlord may, at its option, terminate this Lease. Upon such termination by Landlord, Tenant will at once surrender possession of Premises to Landlord and remove all of Tenant’s effects therefrom; and Landlord may forthwith re-enter the Premises and repossess the Premises by any applicable action or procedure; and remove all persons and effects therefrom, using such force as may be necessary without being guilty of trespass, forcible entry or detainer or other tort. Landlord may also, in addition to any other remedies it may have, recover from Tenant all damages Landlord may incur by reason of such Event of Default, including the cost of recovering the Premises, reasonable attorneys’ fees, and including the worth at the time of such termination of the excess, if any, of the amount of Rent reserved in this Lease for the remainder of the Term over the then reasonable rental value of Premises for the remainder of the Term, all of which amounts shall be immediately due and payable from Tenant to Landlord.

(c) As an alternative to the remedy available in subsection (b) above, in the case of an Event of Default, Landlord may at Landlord’s option, terminate Tenant’s right to possession and enter upon and rent Premises at the best price obtainable by reasonable effort, without advertisement, and by private negotiations and for any term Landlord deems proper without termination of this Lease evidenced by written notice to Tenant. Tenant shall upon receipt of such notice surrender possession of the Premises to Landlord and remove all of Tenant’s effects therefrom; and Landlord may forthwith re-enter the Premises and repossess itself thereof; and remove all persons and effects therefrom, using such force as may be necessary without being guilty of trespass, forcible entry or detainer or other tort. Tenant shall be liable to Landlord for the deficiency, if any, between the amount of all Rent reserved in this Lease and the net rent, if any, collected by Landlord in reletting Premises (the “Net Rent”), which deficiency shall be due and payable by Tenant for the period in which Rent reserved in the Lease would have been due and payable. Net Rent shall be computed by deducting from gross rents collected all expenses or costs actually incurred by Landlord in reletting, including, but not limited to attorneys’ fees and broker’s commissions and the reasonable and actual costs incurred for renovating or remodeling Premises.

(d) Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law.

(e) Landlord will have the obligation to mitigate its damages in the exercise of any of its remedies hereunder.

(f) Upon Tenant’s default, Landlord may declare immediately due and payable all “Monthly Rental” and all additional rental and any other charges and assessments against Tenant due or to become due under this Lease.

(g) Any installment of Rent herein required to be paid by Tenant, or any amount due to Tenant from Landlord, which is not paid when due, shall bear interest at (i) the maximum interest rate permitted by applicable law or (ii) if there is no such rate then eighteen percent (18%) per annum shall be charged, (the “Default Rate”) as a late charge for the purpose of reimbursing for expenses incurred by reason of such failure by Tenant or Landlord, as applicable, and not as penalty therefore. The interest so charged shall be collectible as Additional Rent.

(h) Landlord will have the obligation to mitigate its damages in the exercise of any of its remedies hereunder.

(i) If Tenant shall fail to pay any sum of money other than Rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, Landlord may, but shall not be obligated so to do, and without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant’s part to be made or performed following advance written notice and Tenant’s opportunity to cure pursuant to Section 11(a). All sums so paid by Landlord and all necessary incidental costs shall be deemed Additional Rental hereunder and shall be payable to Landlord following 30-days written demand, together with interest thereon. Any installment of Rent herein required to be paid by Tenant, or any amount due to Tenant from Landlord, which is not paid when due, shall bear interest at (i) the maximum interest rate permitted by applicable law or (ii) if there is no such rate then eighteen percent (18%) per annum shall be charged, from the date of expenditure by Landlord to the date of repayment by Tenant, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of nonpayment thereof by Tenant as in the case of default by Tenant in the payment of (the “Default Rate”) as a late charge for the purpose of reimbursing for expenses incurred by reason of such failure by Tenant or Landlord, as applicable, and not as penalty therefore. The interest so charged shall be collectible as Additional Rent.

12.	LANDLORD’S LIABILITY

If Landlord defaults in the performance of any of its obligations under this Lease, which default results in a condition which materially interferes with Tenant’s conduct of its business, and such default is not attributable to (i) the negligent or intentional act of Tenant or its agents, employees, contractors, subtenants or invitees; or (ii) Force Majeure, and such default continues for a period of more than thirty (30) days after receipt of written notice from Tenant specifying such default (except in case of emergency, following which such default continues for two business days after receipt of such notice), or if such default requires more than thirty (30) days to cure, then if Landlord fails to commence curing such default within the thirty (30) day period or fails to thereafter diligently continue curing such default until completion, then Tenant, in addition to all other rights or remedies which Tenant is entitled to under this Lease, at law or in equity, shall have the right to take reasonable measures to cure such Landlord’s default and be reimbursed for the amount equal to the actual and reasonable out-of-pocket cost for curing such default plus interest at the Default Rate within 30-days following Tenant’s written demand for reimbursement.

The term “Landlord” as used in this Lease shall mean only the owner or mortgagee in possession for the time being of the Building in which the Premises are located or the owner of a leasehold interest in said Building or the land thereunder so that in the event of sale of said Building or leasehold interest or an assignment of this Lease, and such purchasers or assignees assumption of Landlord’s obligations hereunder, Landlord shall be and is hereby entirely freed and relieved of all obligations of Landlord subsequently accruing. It is specifically understood and agreed that there shall be no personal liability of Landlord in respect of any covenant, condition or provisions of this Lease; in the event of a breach or default by Landlord or any of its obligations under this Lease, Tenant shall look solely to Landlord’s interest in the Building and the land, including proceeds and rent, for the satisfaction of Tenant’s remedies.

13.	ASSIGNMENT AND SUBLETTING

(a) Tenant shall not, without the prior written consent of Landlord, assign this Lease or any interest thereunder, or sublet Premises or any part thereof, or permit the use of the Premises by any party other than Tenant. Tenant shall submit to Landlord a written request for the consent of Landlord to such assignment or subletting which request shall be accompanied by the name of the assignee or subtenant, copy of the fully executed assignment or sublease which shall be conditioned upon Landlord’s consent thereof, nature and character of the business of the proposed assignee or subtenant, the proposed use of the Premises, current financial information on the assignee and such additional information as Landlord may reasonably request. Consent by Landlord to one assignment or sublease shall not destroy or waive this provision, and all later assignments and subleases shall likewise be made only upon the prior written consent of Landlord.

(b) Tenant agrees that the instrument by which any assignment or subletting consented to by Landlord is accomplished shall expressly provide that the assignee or subtenant will perform and observe all the agreements, covenants, conditions and provisions to be performed and observed by Tenant under this Lease as and when performance and observance is due and that Landlord will have the right to enforce such agreements, covenants, conditions and provisions directly against such assignee or subtenant. Tenant shall in all cases (except in the case of a Permitted Transfer) remain responsible for the performance by any subtenant or assignee of all such agreements, covenants, conditions and provisions.

(c) In the event Tenant notifies Landlord of Tenant’s intent to sublease or assign this Lease, and provides Landlord with the required information as stated above, Landlord shall within fifteen (15) days from receipt of such notice (i) consent to such proposed subletting, or (ii) refuse such consent. If Landlord does not consent or refuse consent within such fifteen (15) day period, Landlord will have been deemed to consent to such sublease or assignment. In the event a sublease or assignment is made as herein provided, Tenant shall reimburse Landlord for all of the reasonable and actual legal and accounting costs incurred by Landlord in order to accomplish such assignment or subletting, such costs not to exceed $1,000.00. Such subletting or assignment shall not cause Landlord any other costs, and if Landlord actually incurs any additional costs, then Tenant agrees to pay the same as Additional Rental.

(d) Landlord agrees that its consent to the proposed assignment or sublease shall not be unreasonably withheld, conditioned or delayed, provided that all of the following criteria are satisfied:

i. The assignee or subtenant shall not require commercially undesirable renovations to the Premises;

ii. The assignee or subtenant shall be of a reputation, and the character of the assignee’s or subtenant’s business shall be, in keeping with the general character of the building and the tenants thereof and shall not substantially increase the burden on existing cleaning services, or elevators over the burden prior to such proposed subletting;

iii. The assignee shall have the financial ability to perform its obligations under the or shall agree to provide other assurance reasonably acceptable to Landlord of the performance of said obligations;

iv. The purposes for which the Premises are intended or permitted to be used shall not be inconsistent with the manner of use permitted in the Building nor in conflict with any negative covenant as to exclusive use contained in any lease of space in the Building then in effect, provided that Landlord shall promptly advise Tenant of any such negative covenant forbidding the use for which Tenant may intend to assign or sublet upon Tenant’s requesting in writing such information and shall be bound by the advice given by Landlord in response to such request;

v. There currently does not exist any Event of Default under this Lease;

vi. Tenant shall have no right to assign this Lease or sublet the whole or any part of the Premises to any party who is dealing with or has dealt with Landlord or Landlord’s agents with respect to space available for rent in the Building within six (6) months immediately preceding Tenant’s notice.

vii. Tenant agrees not to offer to assign nor sublet to a party which is currently a tenant in the Building.

(e) The following are additional conditions and restrictions upon assignment or subletting by Tenant:

i. Any sublease shall be expressly subject and subordinate to all of the terms and provisions of this Lease;

ii. If Tenant shall sublet or assign all or a portion of the Premises for a rental in excess of the total Rent stipulated herein, which is or may become due and owing, then Tenant shall pay to Landlord as Additional Rental fifty percent (50%) all of such excess amount (“Bonus Rent”). For purposes of this Lease, “Bonus Rent” shall mean sums (1) which Tenant receives pursuant to the terms of the assignment or sublet which are in excess of total Rent which Tenant is obligated to pay Landlord under this Lease (to be pro-rated if only a portion of the Leased Premises is subject to such transfer); less (2) (A) leasing commissions paid by Tenant; (B) other out-of-pocket costs paid by Tenant, including attorneys’ fees, advertising costs, and expenses of improvements or other expenses of readying the Leased Premises for occupancy by the transferee; (C) any consideration paid to the transferee or any third party to induce the transferee to consummate the transfer; and (D) out-of-pocket costs paid by Tenant for tenant improvement work allowances or rent concessions. In no event shall Bonus Rent be payable in connection with a Permitted Transfer.

iii. With respect to subletting less than all the Premises, Tenant at its sole cost and expense, shall, if necessary, provide and permit reasonable means of ingress to and egress from the space sublet by Tenant.

iv. All rights and options provided to Tenant shall be allowed to be transferred to subtenant upon mutual agreement between Landlord and Tenant.

v. Tenant agrees not to publicly advertise the Premises for subletting or assignment at an amount below Tenant’s then current Base Rent.

(f) Notwithstanding anything to the contrary set forth herein, Tenant shall have the right, without obtaining Landlord’s consent, to: (a) assign this Lease or sublet all or any part of the Premises to (i) any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with, Tenant (an “Affiliate”), (ii) to a successor of Tenant or an Affiliate (by merger, reorganization, consolidation, or transfer of all or substantially all of Tenant’s (or such Affiliate’s) assets, partnership or other equity interests) (b) assign this Lease or sublet all or any part of the Premises to any operating division, group, department, or group of individuals of Tenant or an Affiliate (collectively an

“Operating Unit”), which has ceased to be an Affiliate as a result of a spin-off from Tenant or otherwise (regardless of whether such assignment or sublet is to a new entity formed by such Operating Unit, or to an existing entity of which the Operating Unit becomes a part); or (c) transfer any interest in Tenant including, without limitation, a majority or controlling interest in Tenant. For purposes hereof, control (and variations thereof) shall mean the ownership of not less than fifty percent (50%) of the equity or other ownership interests of the entity in question or the power to direct or control the management of the entity in question. Any of the foregoing transfers are referred to herein as a “Permitted Transfer”.

(g) In the event of violation of this Paragraph 13, Landlord may, after an Event of Default, accept from any assignee, sublessee or any one who claims a right to the interest of Tenant under this Lease or who occupies any part or the whole of the Premises the payment of Rent and/or the performance of any of the other obligations of Tenant under this Lease, but such acceptance shall not be deemed to be a waiver by Landlord of the breach by Tenant of the provisions of this Paragraph 13, nor a recognition by Landlord that any such assignee, sublessee, claimant or occupant has succeeded to the rights of Tenant hereunder, nor a release by Landlord of Tenant from further performance by Tenant of the covenants on Tenant’s part to be performed under this Lease; provided, however, that the net amount of rent collected from any such assignee, sublessee, claimant or occupant shall be applied by Landlord to the Rent to be paid hereunder.

14.	CONDEMNATION

If the whole of the Premises shall be condemned, or purchased in lieu of condemnation, by any competent authority, for any public purpose, then, the Term of this Lease shall cease and terminate from the time when the possession shall be required for such use or purpose and the Rent will cease.

(a) If any part of the Premises shall be taken or condemned or purchased in lieu thereof by any competent authority for any public purpose, provided the balance of the Premises remaining cannot be effectively utilized by Tenant for office space, Tenant shall have the option to cancel this Lease, giving Landlord written notice within twenty (20) days after receipt of notice of the condemnation from Landlord, or in the absence of such notice, within a reasonable time after the taking occurs. If Tenant is entitled to exercise said option to terminate and does so, Rent will cease as of the date of such taking. In the event Tenant does not terminate the Lease, then Tenant will be responsible for the Rent as heretofore set forth to the date of such taking or purchase; after which date the Rent herein reserved shall be reduced proportionately as the usable floor area of the remaining leased space compares to the usable floor area of the leased space before such taking or purchase.

(b) Landlord and Tenant hereby agree that any award or proceeds resulting from a condemnation or sale in lieu thereof of the whole or part of the Premises shall belong solely to Landlord, and Tenant hereby waives any right to make any claim therefor as the result of this Lease; provided, however, that Tenant shall not be prevented from pursuing any claim for its personal property or business damages against the condemning authority, so long as such claim will not diminish Landlord’s award.

(c) If there shall be taken during the Term of this Lease any substantial or material part of the Building and Landlord decides not to restore the Building, Landlord may, upon reasonable notice to Tenant, terminate this Lease.

15.	INSPECTIONS AND ACCESS TO PREMISES

Landlord or Landlord’s agents shall have the right to enter the Premises at all times subsequent to reasonable notice to Tenant (except in the case of an emergency only reasonable notice, if any, will be required), to examine the Premises, to survey the Premises, to show to prospective purchasers or mortgagees of the Building or space therein, and to perform necessary maintenance and to make such commercially necessary repairs to the Premises or to any other portion of the Building or which Landlord may elect to perform following Tenant’s failure to make repairs or perform any work which Tenant is obligated to perform under this Lease, or for the purpose of complying with laws, regulations or other requirements of government authorities. Landlord shall be allowed to take all material into and upon the Premises that may be required in connection with said activity without the same constituting an eviction or constructive eviction of Tenant in whole or in part and the Rent shall in no way abate while said activity is being conducted, by reason of loss or interruption of business of Tenant, or otherwise; provided such inspections and maintenance shall be conducted in such a manner as to minimize the interference with Tenant’s Permitted Use and, as applicable, such access to the Premises shall be of such nature and scope as shall be reasonably required. If Tenant shall not be personally present to open and permit an entry into the Premises, at any time, when for any reason an entry therein shall be necessary or permissible, Landlord or Landlord’s agents may enter the same by a master key, or may forcibly enter the same, without rendering Landlord or such agents liable therefor (if during such entry Landlord or Landlord’s agents shall accord reasonable care to Tenant’s property), and without in any manner affecting the obligations, and covenants of this Lease. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever, for the care, supervision or repair of the Premises or any part thereof, other than as herein provided.

16.	SUBORDINATION AND LEASE AMENDMENT

(a) Subject to the non-disturbance obligations set forth in subsection (b) below, this Lease will be subject and subordinate to any underlying land leases and/or mortgages which may now or hereafter affect this Lease or the real property of which the Premises form a part and to all renewals, extensions, supplements, amendments, modifications, consolidations and/or replacement of the underlying land leases and/or mortgages. Tenant promptly shall, at Landlord’s request, execute and deliver such further instruments as may be desired by any holder of a mortgage or by any lessor under any such underlying land leases. In the event Landlord’s mortgagee shall reasonably require any changes in or additions to this Lease, Tenant hereby agrees to amend this Lease to effect such changes or additions and Landlord shall bear the full expense of the preparation and recording of the necessary written instruments; provided, however, nothing in this Paragraph 16 shall obligate Tenant to agree to any change in the amount of Rent required of Tenant hereunder, or to any change in the term of this Lease.

(b) As a condition to Tenant’s subordination of this Lease to any future land leases and/or mortgages, Landlord shall deliver to Tenant a non-disturbance agreement in a form attached as Exhibit E hereto (the “SNDA”). Concurrently with the execution of this Lease, Landlord shall cause any current holders of interests superior to this Lease to execute and deliver an SNDA to Tenant.

(c) At any time and from time to time but on not less than ten (10) business days prior written request by Landlord, Tenant will execute, acknowledge and deliver to Landlord, promptly upon request, an estoppel certificate certifying:

i. That this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified, and stating the date and nature of each modification);

ii. The date, if any, to which Rent and other sums payable hereunder have been paid, and the amount of security deposit and prepaid rent, if any;

iii. That no notice has been received by Tenant of any Event of Default which has not been cured except as specified in such certificate;

iv. That to Tenant’s actual knowledge, without investigation, Landlord is not in default hereunder, except as to default specified in such certificate;

v. Such other matters as may be reasonably requested by Landlord or any actual or prospective purchaser or mortgage lender. Any such certificate may be relied upon by any actual or prospective purchaser, mortgagee or beneficiary under any deed or mortgage of the Building or any part thereof.

17.	INDEMNITY

(a) Tenant shall defend, protect, indemnify and hold harmless Landlord and Landlord’s agents against and from any and all claims, liabilities, fines, damages, penalties, suits, and expenses of all kinds or nature, including reasonable attorneys’ fees and disbursements (“Losses”) arising from: (1) from any activity done, permitted or suffered by Tenant or Tenant’s agents in or about the Premises or the Building and (2) any act, neglect, fault, willful misconduct or omission of Tenant or Tenant’s agents, or from any breach or default in the terms of this Lease by Tenant or Tenant’s agents, and (3) any action or proceeding brought on account of any matter in items (1) or (2). If any action or proceeding is brought against Landlord by reason of any such claim, upon notice from Landlord, Tenant shall defend the same at Tenant’s expense by counsel reasonably satisfactory to Landlord.

(b) Landlord shall defend, protect, indemnify and hold harmless Tenant and Tenant’s agents against and from any and all Losses arising from: (1) from any activity done, permitted or suffered by Landlord or Landlord’s agents in or about the Premises or the Building and (2) any act, neglect, fault, willful misconduct or omission of Landlord or Landlord’s agents, or from any breach or default in the terms of this Lease by Landlord or Landlord’s agents, and (3) any action or proceeding brought on account of any matter in items (1) or (2). If any action or proceeding is brought against Tenant by reason of any such claim, upon notice from Tenant, Landlord shall defend the same at Landlord’s expense by counsel reasonably satisfactory to Tenant.

(c) The provisions of this Paragraph 17 shall survive the termination of this Lease.

(d) The foregoing indemnity shall not relieve any insurance carrier of its obligations under any policies required to be carried by either party pursuant to this Lease, to the extent that such policies cover the peril or occurrence that results in the claim that is subject to the foregoing indemnity.

18.	INSURANCE

(a) Tenant covenants to provide on or before the Commencement Date and keep in force during the Term of this Lease, a commercial general liability insurance policy insuring Tenant against bodily injury, property damage and personal injury. This policy shall be in the amount of One Million Dollars ($1,000,000) with respect to bodily injury and property damage. Tenant agrees to also provide an umbrella liability policy in the amount of Two Million Dollars ($2,000,000) providing at least the same coverage as the commercial general liability insurance policy. The policies shall be written by a good and solvent insurance company qualified to do business in the State of Florida and reasonably approved by Landlord and shall include Landlord as an additional named insured. The certificates thereof shall be delivered to Landlord prior to the Commencement Date. Tenant shall renew said policy not less than thirty (30) days prior to the expiration date thereof from time to time, and furnish said certificates therefor to Landlord. Tenant shall provide at least 30-days prior written notice to Landlord in the evident such policies are subject to cancellation or material change.

(b) Tenant shall carry fire and other insurance insuring its interest in Tenant’s improvements in Premises, and its interest in its office furniture, equipment, supplies and other personal property, in an amount equal to but not less than ninety percent (90%) of the full insurable value thereof, written by a good and solvent insurance company qualified to do business in the State of Florida, naming Tenant as the insured. The certificates thereof shall be delivered to Landlord prior to the Commencement Date. Tenant shall renew said policy not less than thirty (30) days prior to the expiration date thereof from time to time, and furnish said certificate therefor to Landlord. All insurance policies provided pursuant to this subparagraph shall satisfy the requirements set forth in Paragraph 10(c).

(c) Landlord shall purchase and keep in force fire, special form “all risk” insurance covering the Building in an amount equal to full replacement value. Landlord may maintain “Loss of Rents” insurance, insuring that the Rent will be paid in a timely manner to Landlord for a period of at least twelve (12) months if the Premises, the Building, or any portion thereof are destroyed or rendered unusable or inaccessible by any cause insured against under this Lease.

(d) Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each hereby waives any and all rights of recovery, claim, action or cause of action against the other (and against any assignee of Landlord and assignee or subtenant of Tenant) for any loss or damage that may occur to the Building or Premises or any improvements thereto, or any personal property of Landlord or Tenant, arising from any cause that (a) is customarily insured against under the terms of special form (all-risk) property insurance; or (b) is insured against under the terms of any property insurance actually carried. The foregoing waiver shall apply regardless of the cause or origin of the claim, including but not limited to the negligence of a party or that party’s agents, officers, employees or contractors. The parties hereto, as between themselves, hereby waive the right to seek or collect punitive or consequential damages.

19.	REMEDIES CUMULATIVE

The rights given to Landlord and Tenant herein are in addition to any rights that may be given by a statute or under law.

20.	HOLDING OVER

(a) Tenant acknowledges that possession of the Premises must be surrendered to Landlord at the expiration or sooner termination of the Term of this Lease. Tenant agrees to indemnify and save Landlord harmless against all third party claims directly resulting from delay by Tenant in so surrendering the Premises, including, without limitation, any claims made by any succeeding tenant founded on such delay. The parties recognize and agree that the damage to Landlord resulting from any failure by Tenant to timely surrender possession of the Premises as aforesaid will be extremely substantial, will exceed the amount of Monthly Rental and Additional Rental theretofore payable hereunder, and will be impossible to accurately measure. Tenant therefore agrees that if possession of the Premises is not surrendered to Landlord within 24 hours after the date of the expiration or sooner termination of the Term of this Lease, then Tenant shall pay to Landlord for each month and for each portion of any month during which Tenant holds over in the Premises after the expiration or sooner termination of the Term of this Lease, without the express written consent and approval of Landlord, a sum equal to one hundred twenty five percent (125%) of the aggregate of that portion of Monthly Rental and Additional Rental (calculated on a daily basis) which was payable under this Lease during the last month of the Term hereof. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises after the expiration or sooner termination of the Term of this Lease. The aforesaid provisions of this Section shall survive the expiration or sooner termination the term of this Lease.

(b) Notwithstanding the foregoing, Tenant shall have the one-time right, upon notice (the “Holdover Notice”) to Landlord not less than twelve (12) months prior to the expiration of the then-current Term, to extend the Term for a period of up to twelve (12) months (the “Permitted Holdover Term”), in which case the Expiration Date shall be deemed the last day of the Permitted Holdover Term and the Rent payable by Tenant during the Permitted Holdover Term shall equal the Rent applicable during the last rental period of the Term.

21.	ENTIRE AGREEMENT - NO WAIVER

This Lease contains the entire agreement of the parties hereto and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein, shall be of any force or effect. The failure of either party to insist in any instance on strict performance of any covenant or condition hereof, or to exercise any option herein contained, shall not be construed as a waiver of such covenant, condition or option in any other instance. This Lease cannot be changed or terminated orally but only by an agreement in writing signed by both parties hereto.

22.	WAIVER OF JURY TRIAL

Landlord and Tenant each hereby waives all right to trial by jury in any claim, action, proceeding or counterclaim by either party against the other on any matters arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant and/or Tenant’s use or occupancy of the Premises. This Waiver of Jury Trial is made by the parties knowingly, voluntarily and intentionally.

23.	HEADINGS

The headings in this Lease are included for convenience only and shall not be taken into consideration in any construction or interpretation of this Lease or any of its provisions.

24.	NOTICES

Any notice by either party to the other shall be valid only if in writing and shall be deemed to be duly given only if: (i) mailed (by U.S. certified mail, return receipt requested, postage prepaid), (ii) personally delivered, or (iii) sent by Federal Express or other comparable commercial overnight delivery service, to the other party at the addresses set forth below (or to such other address as Landlord or Tenant may designate to each other from time to time by written notice), and will be deemed to have been given, rendered or made (x) on the day so delivered.

Brown & Brown of Florida, Inc.
655 N. Franklin Street, Suite 2000
Tampa, FL 33602
Attn: Carrie R. Brown, Corporate Counsel
Email: cbrown@bbinslegal.com

and (ii) if to Landlord, at:
TWC Fifty-Eight, Ltd.
c/o Wilson Management Company
655 N. Franklin Street, Suite 2200
Tampa, Florida 33602
Attn: Carolyn Wilson
Email: carolyn.wilson@wilsoncompany.com

or at such other address for either party as that party may designate by notice to the other; notice shall be deemed given, if delivered personally, upon delivery thereof, or if mailed, upon the posting thereof.

25.	HEIRS AND ASSIGNS - PARTIES

(a) The provisions of this Lease shall bind and inure to the benefit of Landlord and Tenant, and their respective successors, heirs, legal representatives, and assigns, it being understood that the term “Landlord” as used in this Lease, means only the owner or the lessee for the time being of the land and Building of which Premises are a part, so that in the event of any sale or sales of said property or of any lease thereof, the Landlord named herein shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder accruing thereafter, and it shall be deemed without further agreement that the purchaser, or the lessee, as the case may be, has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder during the period such party has possession of the land and Building. Should the land and the Building be severed as to ownership by sale and/or lease, then the owner of the entire Building or lessee of the entire Building that has the right to lease space in the building to tenants shall be deemed the “Landlord”. Tenant shall be bound to any such succeeding party landlord for performance by Tenant of all the terms, covenants, and conditions of this Lease and agrees to execute any attornment agreement not in conflict with the terms and provisions of this Lease at the request of any such succeeding Landlord.

(b) The parties “Landlord”, and “Tenant”, and pronouns relating thereto, as used herein, shall include male, female, singular and plural, corporation, partnership or individual, as may fit the particular parties.

26.	ATTORNEYS’ FEES

The prevailing party’s reasonable attorneys’ fees in pursuing any remedy under this Lease, or in collecting any Rent or other amount due under this Lease, shall be paid by the other party.

27.	TIME OF ESSENCE

Time is of the essence of this Lease.

28.	INTENTIONALLY DELETED

29.	TENANT IMPROVEMENTS

Landlord will provide a “turn-key” build-out of Premises in accordance with the work letter attached as Exhibit C hereto and incorporated by reference (the “Work Letter”).

30.	PARKING ARRANGEMENTS

(a) Subject to all of the terms, provisions, covenants and conditions contained in this Lease, Tenant shall have the right to utilize in the parking facility 18 reserved parking spaces and 106 unreserved parking spaces which parking facility shall provide for the use of tenants of the Building and such other people that Landlord decides to lease such parking spaces to in Landlord’s sole discretion. Such parking spaces shall be at no additional charge to Tenant over the initial term of the lease. Tenant shall have the right to purchase an additional 2 unreserved parking spaces per 1,000 square feet at our current promotional rate of $77.00 per month, per space plus all applicable sales tax; however, Landlord may, in Landlord’s commercially reasonable discretion, adjust said monthly parking rate based on current market parking rates for the downtown area. The Rent for parking spaces is payable in advance on the first day of each month throughout the Term of this Lease. The Rent for such parking space(s) shall be deemed Additional Rental payable in the same manner as Rent set forth in this Lease and shall be subject to all of the terms, provisions, conditions and covenants of this Lease including, but not limited to, any provisions pertaining to late charges and Default.

(b) Tenant’s right to use, and its right to permit its principals, employees, contractors, and guests to use, the Parking Areas are subject to the following conditions: (i) Landlord reserves the right to change the access to the Parking Areas, provided that some manner of reasonable access to the Parking Areas remains after such change; and such change shall not entitle Tenant to any claim against Landlord or to any abatement of Rent; (ii) Landlord has no obligation to provide security or a parking lot attendant and Landlord shall have no liability on account of any loss or damage to any vehicle or the contents thereof, or any personal injury, property damage, or other tort liability suffered by Tenant, its employees, agents, or contractors, Tenant agreeing to bear the risk of loss for same; (iii) if and when so requested by Landlord, Tenant shall furnish Landlord with the license numbers and descriptions of any vehicles of Tenant, its principals, employees, agents and contractors.

31.	RULES AND REGULATIONS

Tenant shall observe and comply with the Rules and Regulations annexed hereto as Exhibit D and made a part hereof, and such further reasonable rules and regulations as Landlord may prescribe on written notice to Tenant for the safety, care and cleanliness of the Building, and the comfort, quietness and convenience of other occupants of the Building. In the event of a conflict between the terms and conditions of this Lease and the Rules and Regulations, then the terms and conditions of this Lease shall govern. Landlord agrees to enforce all Rules and Regulations consistently and in a non-discriminatory manner against all tenant and occupants of the Building.

32.	BROKER

Tenant warrants and represents that it has negotiated this Lease directly with Wilson Management Company and CLW Real Estate Services Group (collectively, the “Brokers”) and has not authorized or employed, or acted by implication to authorize or to employ, any other real estate broker or salesman to act for Tenant in connection with this Lease. Landlord will pay the commissions of the Brokers pursuant to a separate agreement between the parties. Tenant shall hold Landlord harmless from and indemnify and defend Landlord against any and all claims by any real estate broker or salesman, other than the Brokers and any other brokers dealt with by Landlord, if any, and Landlord shall indemnify and hold Tenant harmless against any and all claims by any real estate broker or salesman, including the Brokers, other than brokers dealt with by Tenant, for a commission or finder’s fee as a result of Tenant entering into this Lease.

33.	INTENTIONALLY DELETED

34.	PUBLIC AREAS

Landlord shall have the right at any time, without the same constituting an eviction of Tenant or entitling Tenant to any abatement of Rent, and without otherwise incurring any liability to Tenant to change the arrangement and/or location of (including the closing of) public entrances, passageways, parking areas, stores, doorways, corridors, elevators, escalators, stairs, toilets or other public parts of the Building, provided that in so doing, Landlord does not deny Tenant and Tenant’s agents, invitees and licensees of reasonable means of access to the Premises and necessary use and enjoyment of the common areas and parking. Landlord shall also have the right from time to time to change the name of the Building.

Landlord will ensure that the Building and the proposed floors will comply with all laws (including without limitation, the ADA) as of the date of occupancy. Capital costs to comply with present government regulations; including ADA in common areas of the Building, including restrooms, will be borne by the Landlord and not included in operating expenses. Any costs to comply with laws adopted after the Commencement Date may be passed through so long as such costs are amortized over their useful lives in accordance with GAAP. ADA compliance for restrooms, drinking fountains, elevator call buttons, etc. is Landlord’s responsibility.

Building common areas meet ADA compliance with the exception of the parking garage.

35.	QUIET ENJOYMENT

Subject to the terms of this Lease, Tenant shall peaceably and quietly hold and enjoy the Premises.

36.	FORCE MAJEURE

Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant (other than the payment of Rent), the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist acts, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”).

37.	RENT OBLIGATION SEPARATE FROM LANDLORD OBLIGATIONS

Except as otherwise provided for in this Lease, Tenant shall not for any reason withhold or reduce Tenant’s required payments of rentals and other charges provided in this Lease, it being agreed that the obligations of Landlord hereunder are independent of Tenant’s obligations.

38.	RELATIONSHIP OF THE PARTIES

Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of rent, nor any other provision contained herein, nor any acts of the parties herein, shall be deemed to create any relationship between the parties hereto other than the relationship of Landlord and Tenant.

39.	CORPORATE TENANT

If Tenant is a corporation, each person executing this Lease on behalf of Tenant does hereby covenant and warrant that (i) Tenant is duly incorporated and validly existing on the laws of its state of incorporation, (ii) Tenant has and is qualified to do business in Florida, (iii) Tenant has full corporate right and authority to enter into this Lease and to perform all Tenant’s obligations hereunder, and (iv) each person (and both of the persons if more than one signs) signing this Lease on behalf of the corporation is duly and validly authorized to do so.

40.	INTENTIONALLY DELETED

41.	SAVING PROVISION

If any provision of this Lease, or its application to any situation shall be invalid or unenforceable to any extent, the remainder of this Lease, or the application thereof to situations other than that as to which it is invalid or unenforceable, shall not be affected thereby, and every provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

42.	EFFECTIVENESS OF LEASE

This Lease shall have no binding force or effect and shall neither confer any rights nor impose any obligations, including brokerage obligations, on either Landlord or Tenant unless and until both Landlord and Tenant shall execute this Lease and executed counterparts of this Lease shall have been delivered to both Landlord and Tenant.

43.	EXHIBITS

The following Exhibit A (Location of Premises within the Building), Exhibit B (Approved Space Plan of Premises), Exhibit C (Tenant Improvements) and Exhibit D (Rules and Regulations), are attached to this Lease and, by this reference, are made a part hereof.

44.	ENVIRONMENTAL LAWS

(a) Landlord warrants and represents that it has not used or stored, and covenants that it shall not use or store, any Hazardous Materials (as defined below) in the Premises, the Support Systems, the parking facilities, or the Building (as defined in the Lease), and further warrants and represents that, to the best of Landlord’s knowledge, there are no Hazardous Materials in the Premises, the Support Systems, or the Building. Landlord covenants and agrees at all times during the Term hereof to comply with all applicable Environmental Laws (as defined below). The term “Hazardous Materials” means asbestos and asbestos-containing material (regardless of its condition); any chemical, material or substance at any time defined as or included in the definition of “hazardous substances”, “hazardous wastes”, hazardous materials”, “extremely hazardous waste”, “biohazardous waste”, “pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “acutely hazardous waste”, “radioactive waste”, “infectious waste”, “toxic substances”, or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or words of similar import) under any Legal Requirement; any oil, petroleum, petroleum fraction or petroleum derived substance; mercury; urea formaldehyde foam insulation; electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; provided, however, that such term shall not be deemed to include (a) limited quantities of substances typically used and reasonably necessary for the ordinary operation and maintenance of the Building and Support Systems, so long as such substances are used, transported, stored and handled in accordance with all Environmental Laws; or (b) oil, petroleum, petroleum fractions or petroleum derived substances used for purposes of heating or providing emergency power for the Building. The term “Support Systems” means any utility system or other facility which serves the Building, whether located in the Premises or in other portions of the Building. “Environmental Laws” means all applicable Federal, State and local laws, statutes, ordinances, permits, orders, decrees, guidelines, rules, regulations and orders pertaining to health or the environment (“Environmental Laws”), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) and the Resource Conservation and Recovery Act (“RCRA”), as each of the foregoing have been amended and may be amended from time to time. “Abatement Work” shall be defined as the removal of any and all Hazardous Materials and the delivery to Tenant of a clearance certificate from the applicable governmental jurisdiction (or, if no governmental jurisdiction issues such certificate, then from a licensed environmental hygienist) certifying the complete removal thereof.

(b) If Hazardous Materials are discovered in the Premises or Support Systems at any time during the Term hereof, then Tenant shall have the right to vacate the Premises and Landlord shall, at its sole cost and expense, promptly perform all Abatement Work and repair or replace all improvements damaged by the Abatement Work. All Base Rent and additional rent shall totally abate from the date on which the Hazardous Materials are discovered until the date on which the Abatement Work is complete and all damaged improvements are repaired or replaced to the extent that Tenant may reoccupy the entire Premises for the conduct of Tenant’s business. Landlord shall indemnify, defend and hold Tenant harmless from and against any and all costs associated with the presence of Hazardous Materials within the Premises, including the disruption of Tenant’s business and its quiet and peaceful possession of the Premises, relating to any Hazardous Materials in the Premises or Support Systems and provided that such Hazardous Materials were not installed therein by Tenant or Tenant’s agents. Landlord shall be solely responsible for and shall comply with all legal requirements with respect to Hazardous Materials in the Premises, provided that such Hazardous Materials were not installed thereon by Tenant or Tenant’s Agents.

(c) Tenant represents and warrants to Landlord that Tenant’s use of, and activities on, the Premises shall be conducted in compliance with all Environmental Laws. In the event any of Tenant’s activities require the use of “hazardous” or “toxic” substances or materials, as such terms are defined by any of the Environmental Laws, then Tenant represents and warrants to Landlord that Tenant has received all permits and approvals required under the Environmental Laws with respect to such toxic or hazardous substances. Tenant covenants and agrees to maintain the Premises in a “clean” condition during the Lease Term, as extended or renewed, except as a result of a release or other acts or omissions of persons other than Tenant. As used in this Section, the term “clean” shall mean that the Premises are in complete compliance with the standards set forth under the Environmental Laws and any standards set forth in this Lease, except as a result of a release or other acts or omissions of persons other than Tenant.

In the event Tenant breaches any of its representations, warranties, or covenants and agreements contained in this Section or fails to notify Landlord of the release of any hazardous or toxic substances from the Premises, then such breach or failure to notify shall be deemed a material default under this Lease and Landlord shall have all rights and remedies available to it, including, but not limited to, the right to terminate this Lease and the right to initiate a clean-up of the Premises, in which case Landlord shall be immediately reimbursed by Tenant for, and indemnified by Tenant from, any and all costs, expenses, losses, and liabilities incurred in connection with such clean-up (including all reasonable attorneys’ fees) by Landlord. In the alternative, Landlord may require Tenant to clean-up the Premises and to fully indemnify and hold Landlord harmless from any and all losses, liabilities, expenses (including but not limited to reasonable attorneys’ fees), and costs incurred by Landlord in connection with Tenant’s clean-up action. Notwithstanding anything herein, Tenant agrees to pay, and shall indemnify Landlord from and against, any and all losses, claims, liabilities, costs, and expenses (including but not limited to reasonable attorneys’ fees) incurred by Landlord as a result of the breach by Tenant of this section, and as a result of any contamination of the Premises due to Tenant’s use of hazardous or toxic substances on the Premises.

(d) If Tenant’s operations require the ongoing use of hazardous or toxic substances, then Tenant shall supply Landlord with copies of reports and any other monitoring information required by the Environmental Laws, and any failure by Tenant to do so shall be, at Landlord’s option, a default under this Lease. As used in this section, “Premises” shall mean and refer to the property which is the subject of this Lease as well as any portion of the Building owned by Landlord which may be damaged or contaminated by the release of any toxic or hazardous substance.

(e) This Section shall survive the expiration or sooner termination of this Lease.

45.	ADDITIONAL COVENANTS

(a) Radon Disclosure. Florida Statute 404.056(8) requires the following disclosure statement:

“RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.”

(b) Competition. Landlord agrees not to name the building after a competitor or put a competitor’s sign on the Building or any exterior monument.

(c) Security. Courtesy officers patrol the building between the hours of 6 am and 8 pm, Monday through Friday, excluding holidays or observed holidays. The elevators are programmed with access and lockout. Tenant may provide and install an electronic key pad at their server room.

(d) Signage: Building standard interior and directory signage to be provided at Landlord’s cost. Landlord shall provide to Tenant, rights to exterior signage, either building or monument, as per City of Tampa code compliance. Should Tenant desire to exercise this right, signage must be approved by Landlord and installed at sole expense of Tenant.

(e) Storage Space: On site storage is available for Franklin Exchange Tenants. Cost to be determined based on Tenant’s storage requirements.

(f) Building Conference Room: The Wilson College conference/training room located on the 21st floor is available for Tenant at a 4 hour minimum. The cost is $75 per 4 hour increment. Advance reservations are required through the Building’s Management Office.

(g) After Hours HVAC. Landlord will perform a test and balance before design and after substantial completion of Tenant Improvement and/or Tenant’s occupancy of the premises. HVAC Standard Hours 7AM-6PM and 8 AM to 1 PM on Saturdays. The current charge for HVAC required before or after Standard Hours is $35 per hour, per floor. HVAC requested on holidays or observed holidays will be charged at the after- hours rate.

46.	OPTION TO EXPAND.

Tenant shall have the option to expand the Premises (“Expansion Option”) by leasing any space in the Building, subject to the currently existing rights of other tenants in the Building. Tenant must exercise the Expansion Option by delivering written notice to Landlord in the first two (2) years of the Term. The expansion space subject of the exercised Expansion Option will be deemed part of the Premises when possession is delivered to Tenant in turn-key condition, with all Base Building Improvements completed (as defined in Exhibit C) as well as leasehold improvements designed and constructed in compliance with the Work Letter and including any additional modifications as reasonably necessary to address any unique circumstances applicable to the Expansion Space. as any comparable to those in the existing Premises. All terms and conditions of the Lease (including a prorated free rent and Allowance) will apply to the addition of the expansion space to the Premises. Within a reasonable period following Tenant’s exercise of the Expansion Option, the parties shall execute an amendment reasonably acceptable to both parties memorializing the terms and conditions for the addition of the expansion space.

47.	RIGHT OF FIRST OFFER.

Tenant shall have an ongoing Right of First Offer during the Term (including all Renewal Lease Terms) as to all space on the 17th floor of the Building (the “ROFO Space”). The Base Rent payable will be equal to Tenant’s Monthly Rental rate for the Premises as of the date Tenant exercises its Right of First Offer. At Tenant’s election, Tenant can engage its own contractors and engineers to complete the build out of the ROFO Space, or engage Landlord to perm such services. Rent for the ROFO will commence on the fourth full month after the Substantial Completion of any tenant improvements in the ROFO Space. The lease term for ROFO Space will be coterminous with that of the Lease (including any exercised renewal terms) as long as there is at least 18 months remaining in the Term at the time Tenant’s lease of the ROFO Space commences. If there is less than 18 months remaining in the term at the time Tenant’s lease of the ROFO Space commences, then Tenant still may exercise the Right of First Offer as to the ROFO Space as long as Tenant agrees to extend the Term of the Lease for such period as is necessary to achieve at least a full 18 month term for the ROFO Space.

Landlord shall provide Tenant with written notice of the availability of any ROFO Space prior to leasing such ROFO Space to a third party. Tenant shall have 30 days following receipt of Landlord’s notice (the “Exercise Period”) to give written notice to Landlord of Tenant’s exercise of its Right of First Offer as to all or a portion of the ROFO Space described in Landlord’s notice. Tenant’s exercise notice must identify the portion of the ROFO Space which Tenant elects to lease. Any ROFO Space described in Landlord’s notice to which Tenant does not exercise its Right of First Offer by notice to Landlord within the Exercise Period may be leased by Landlord to a third party provided Landlord enters into a lease with the third party within 180 days after the Exercise Period. Any portion of the ROFO Space not subject to a binding lease within such 180-day period will continue to be subject to the Right of First Offer.

48.	OPTION TO RENEW.

Tenant has the option to renew the Lease (the “Renewal Option”) for two (2) additional periods of seven (7) years each (each a “Renewal Lease Term”) (a separate notice is required for each Renewal Lease Term). Following the expiration of the second (2nd) Renewal Term, Tenant shall have no further right to renew the Lease pursuant to this Section. Tenant shall exercise each Renewal Option by giving Landlord notice no less than twelve (12) months prior to the Expiration Date or the last day of any Renewal Lease Term. If Tenant fails to give such notice to Landlord prior to the date that is twelve (12) months prior to the Expiration Date, then Tenant shall forfeit this Renewal Option (but will retain any other renewal options available under this Lease). If Tenant exercises the Renewal Option, then during any such Renewal Lease Term, Landlord and Tenant’s respective rights, duties and obligations shall be governed by the terms and conditions of the Lease. All references to the term “Term”, as used in the Lease, shall mean the “Renewal Lease Term”. Base Rent for the Renewal Lease Term will be the Fair Market Rental Rate, determined as follows:

i. The term “Fair Market Rental Rate” means the market rental rate for the pertinent Renewal Option for which such determination is being made for office space in comparable office buildings in the Downtown office market area (“Area”) for leases of space of equivalent quality, size, utility, and location. Such determination shall take into account all relevant factors, including, without limitation, the following matters: the credit standing of Tenant; the payment of any real estate commission; the length of the term; expense stops or base years; the fact that Landlord will experience no vacancy period and that Tenant will not suffer the costs and business interruption associated with moving its offices and negotiating a new lease; the condition of and alterations required to comparable premises as compared to the condition of the Premises; construction allowances and other tenant concessions that would be available to tenants comparable to Tenant in the Area (such as moving expense allowance, free rent periods, and lease assumption and take-over provisions, if any).

ii. Determination. Landlord shall deliver to Tenant notice of its determination of the Fair Market Rental Rate (the “FMR Notice”) for the Premises for the Renewal Lease Term in question within thirty (30) days after Tenant exercises its Renewal Option. If Tenant disagrees with Landlord’s assessment of the Fair Market Rental Rate specified in a FMR Notice, then it shall so notify Landlord in writing within thirty (30) days after delivery of such FMR Notice (the “Objection Notice”), electing either to withdraw Tenant’s exercise of the Renewal Option or to proceed to determine the Fair Market Rate in accordance with the procedure set forth in this paragraph (“FMR Arbitration”). If Tenant fails to give the Objection Notice within the thirty (30) days after delivery of the FMR Notice, then Tenant shall be deemed to have withdrawn its exercise of the Renewal Option. If Tenant timely gives the Objection Notice, but fails to elect either to withdraw its exercise of the Renewal Option or to proceed with FMR Arbitration, Tenant shall be deemed to have withdrawn its exercise of the Renewal Option. If in the Objection Notice Tenant elects to proceed with FMR Arbitration, Landlord and Tenant shall meet to attempt to determine the Fair Market Rental Rate. If Tenant and Landlord are unable to agree on such Fair Market Rental Rate within ten (10) business days after delivery of the Objection Notice, then Landlord and Tenant shall each appoint an independent real estate appraiser with at least ten (10) years’ commercial real estate appraisal experience in the Area market, each of whom shall make a determination of the Fair Market Rental Rate within twenty (20) days after their selection hereunder. If Tenant and Landlord are unable to agree upon and select one of the determinations made by the initial two (2) appraisers within ten (10) business days after receipt of the two determinations, the two appraisers shall then, within five (5) days thereafter, select an independent third appraiser with like qualifications. If the two appraisers are unable to agree on the third appraiser within such five (5) day period, either Landlord or Tenant, by giving five (5) days prior notice thereof to the other, may apply to the then presiding judge of the Circuit Court for Hillsborough County, Florida, for selection of a third appraiser who meets the qualifications stated above. Within twenty (20) days after the selection of the third appraiser, the third appraiser shall make a determination of the Fair Market Rental Rate by selecting whichever of the two determinations made by the initial two appraisers is closer to the actual Fair Market Rental Rate in the opinion of such third appraiser, which determination shall be binding on Landlord and Tenant. The third appraiser shall have no discretion other than to select one or the other determination of the initial two appraisers as set forth herein. Tenant and Landlord shall each bear the entire cost of the appraiser selected by it and shall share equally the cost of the third appraiser.

iii. Administration. If Tenant has exercised the Renewal Option and the Fair Market Rental Rate for the Renewal Lease Term has not been determined in accordance with this Section by the time that Rent for the Renewal Lease Term is to commence in accordance with the terms hereof, then Tenant shall pay Rent for the Renewal Lease Term based on the Fair Market Rental Rate proposed by Landlord pursuant to this Section until such time as the Fair Market Rental Rate has been so determined, at which time appropriate cash adjustments shall be made between Landlord and Tenant such that Tenant is charged Rent based on the Fair Market Rental Rate (as finally determined pursuant to this Section) for the Renewal Lease Term during the interval in question.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals, as of the day and year first above written.

TENANT:

Witnesses as to Tenant :	Brown & Brown of Florida, Inc., a Florida corporation

Print Name:	By:
	Name:	C. Roy Bridges
	Title:	President

Print Name:

Witnesses as to Tenant :	B&B Protector Plans, Inc., a Florida corporation

Print Name:	By:
	Name:	Ken Masters
	Title:	President

Print Name:

LANDLORD:

Witnesses as to Landlord:	TWC Fifty-Eight, Ltd., a Florida limited partnership

	By:	Wilson Management Company, its Agent

Print Name:	By:
	Name:	Carolyn Wilson
	Title:	President

Print Name:

EXHIBIT “A”

LOCATION OF PREMISES WITHIN BUILDING

Exhibit A-1

EXHIBIT “B”

SPACE PLAN OF PREMISES

Exhibit B-1

EXHIBIT “C”

TENANT IMPROVEMENTS

WORKLETTER

Landlord shall construct the Base Building Improvements and design and construct the Tenant Improvements (together, “Landlord’s Work”) in accordance with this Workletter on a “Turnkey” basis such that Landlord shall complete Landlord’s Work without any charge (except as specified herein) to Tenant. The “Tenant Improvements” consist of all improvements in the Premises beyond the Base Building Improvements, all as described in the Construction Documents.

ARTICLE I

DESIGN DEVELOPMENT

1.1	Design Professionals.

All plans and specifications relating to the Tenant Improvements shall be prepared by Junto Design (“Landlord’s Architect”). Tenant may employ other consultants of its selection to review and inspect the design and construction of Tenant Improvements. Tenant’s architects, engineers, and other consultants shall be afforded access to all design and construction work in progress. Landlord and Tenant have reviewed and approved (in writing) plans and specifications attached hereto as Exhibit B (the “Approved Space Plans”) which Landlord shall use to construct the Tenant Improvements.

1.2	Construction Documents.

Attached hereto are the mutually agreed upon plans and specifications (the “Construction Documents”) describing the Tenant Improvements in sufficient detail to permit their construction. The layout of the Premises described in the Construction Documents conforms to the layout of the Premises described in the Approved Space Plans.

1.3	Information and Approval Standards.

Within three (3) business days after any oral or written request submitted from time to time by Tenant or its architects, engineers, or other consultants, Landlord shall furnish any plans, specifications, drawings, samples, or other materials or information reasonably related to the design and construction of the Tenant Improvements. By giving any written approval of Approved Space Plans or Construction Documents, Landlord shall be deemed to have agreed and to have represented and warranted that each item (to the extent and level of detail described in the Space Plans or the Construction Documents) complies with (and that no changes or additional or different equipment or parts are required to comply with), all applicable building codes and laws including, but not limited to, the Americans With Disabilities Act, all state and local building codes, applicable architectural access laws and/or regulations and all environmental laws and regulations (together, “Applicable Laws”), and with the specifications and standards of the Building relating to:

(a) Mechanical, electrical, and plumbing systems,

(b) Floor loading and structural components,

(c) Heating, ventilating, and air conditioning, and

Exhibit C-1

(d) Window treatment, signs, graphics, or other quality, appearance, or aesthetic considerations (but only to the extent the Lease gives Landlord the right to approve those items, and then only to the extent specific written standards are provided to Tenant).

(e) Fire and life safety systems.

ARTICLE II

CONSTRUCTION

2.1	Employment of Contractors.

Landlord shall fully and timely construct the Base Building Improvements and the Tenant Improvements in accordance with this Workletter on a “turnkey” basis. Landlord shall be solely responsible for all payments and other liabilities or obligations to, and satisfaction of any liens or claims asserted by, contractors or other persons employed in connection with the Base Building Improvements and Tenant Improvements.

Landlord shall withhold a retainage equal to ten percent (10%) of the total project costs to be paid to general contractor at the completion of all punch list items and a final walkthrough is completed by Landlord, Tenant and general contractor.

Landlord shall require, to the fullest extent allowed by law, the Contractor to defend, indemnify, and hold harmless Landlord and Tenant from and against claims for (i) personal injury or disease, including death, and property damage, (ii) liens or other claims for payment to subcontractors, suppliers, or workers, and (iii) fines, penalties, or assessments by governmental authorities arising out of or related to Contractor’s operations.

ARTICLE III

SUBSTANTIAL COMPLETION, COMMENCEMENT DATE AND DELAYS

3.1	Substantial Completion Date.

Landlord shall achieve substantial completion of Landlord’s Work on or before the Target Commencement Date. When Landlord believes that the Landlord’s Work has been substantially completed, Landlord, Tenant, and Landlord’s Architect shall inspect Landlord’s Work.

(a) The Tenant Improvements shall be considered “Substantially Complete” if (following completion of the Base Building Improvements) they:

i. Conform to the Construction Documents and are capable of being occupied for their intended purpose exclusive of touch-up, minor finish, and similar so-called “punch-list” items that do not materially interfere with Tenant’s occupancy or its business activities; and

ii. Landlord’s architect issues a Certificate of Substantial Completion for all Landlord’s Work. In the event of any dispute between Landlord and Tenant relating to whether the Tenant Improvements are substantially complete, or relating to what punch-list or other work is required to finally complete such construction in accordance with the Construction Documents, the reasonable decision of Landlord’s Architect (acting as a professional and not as Landlord’s agent) shall control.

(b) If Landlord’s Work is not Substantially Completed by the Target Commencement Date, the Commencement Date shall be delayed for 1 day for each such day of delay in

Exhibit C-2

achieving Substantial Completion. In the event Landlord’s Work is not Substantially Completed by August 31, 2012 (the “Outside Date”), for any reason except as a direct and sole result of a Tenant Delay, beginning on the Outside Date, Rent will abate two (2) days for each day of delay in achieving Substantial Completion and Landlord shall be responsible for any holdover premium payable by Tenant at its current premises, located at 3101 W. Martin Luther King Blvd. If the Premises are not Substantially Completed by October 31, 2012 (the “Substantial Completion Cancellation Date”) for any reason except as a direct and sole result of a Tenant Delay, Tenant may terminate the Lease as specified in paragraph 3.4 below.

(c) Tenant’ and Landlord shall agree on a list of all punch-list items needed to achieve final completion. Landlord shall complete all punch-list items identified as soon as possible, but in any event within thirty (30) days after the Certificate of Substantial Completion has been issued.

3.2	Commencement Date.

The “Commencement Date” of the Lease is the later of the following:

(a) The date Landlord delivers the Premises with Landlord’s Work Substantial Completed; and

(b) The Target Commencement Date.

3.3	Tenant Delays.

There will be no adjustment to the Commencement Date (and the Target Commencement Date shall be deemed the Commencement Date) if Substantial Completion is delayed beyond the Substantial Completion Date solely as a result of Tenant Delay. “Tenant Delay” means any of the following:

(a) Tenant’s delay in working with Landlord’s Architect to complete the Space Plans or the Construction Documents (except if attributable to Landlord’s failure to furnish information or approvals as and when required by this Workletter);

(b) Delays resulting from change orders to the Construction Documents or any Construction Contract executed in accordance with the provisions of this Workletter.

(c) Delays attributable to the non-availability or excess procurement time for specially fabricated materials or equipment identified by Landlord as such in the Construction Documents or as part of the bidding process for the Construction Contract(s).

Any Tenant Delay must be claimed by written notice to Tenant within 24 hours after the beginning of the circumstance that constitutes a Tenant Delay or claimed within the change order documentation. Failure to deliver the written notice within the required time waives the particular Tenant Delay. Tenant may require Landlord (at Tenant’s expense) to work the necessary overtime to make up Tenant’s Delay.

3.4	Termination Option.

If Landlord fails to achieve Substantial Completion of Landlord’s Work on or before the Substantial Completion Cancellation Date, Tenant may terminate the Lease by notice to Landlord given within fifteen (15) days after that date. If the Lease is so terminated, (a) Tenant shall be entitled to recover from Landlord all damages resulting from such breach, including without limitation any costs and expenses actually incurred by Tenant, and (b) Tenant shall have no further obligations or liabilities under this Lease, including any liabilities for payment of costs related to the Tenant Improvements.

Exhibit C-3

ARTICLE IV

BASE BUILDING

4.1	Base Building.

(a) The following items will be supplied and installed as part of the Base Building by Landlord, at Landlord’s sole cost and expense: The structural elements of the Building, elevator system, washrooms, fire exit stairways, electrical risers, telephone risers, plumbing risers, sprinkler systems, air distribution system and air handling loop, janitorial closets, telephone closets, electrical closets, primary and secondary electrical, mechanical, fire protection, and life safety systems distribution, and common areas of the Building, all of which shall be in accordance with the as-built plans of the Building, a copy of which has been delivered to Tenant, and shall be in good working order.

(b) The Premises and any other area intended for Tenant’s Improvements shall be “broom clean” and free from any debris, with all existing leasehold improvements demolished and removed.

(c) Concrete floor slabs shall be patched and smooth, with a deviation of no more than  1/4 inch over 10 feet. Landlord warrants the floor live load to be 80 pounds per square inch. Any corrective work shall be considered Landlord’s Work.

(d) All per windows will have Building standard window treatment for thin slat horizontal blinds in standard color to be installed by Landlord after completion of Landlords Work in the Premises. In the event that existing window treatment is to be reused, they must be refurbished to “like new condition.”

(e) A fully operational life safety system (with smoke detectors, fire alarm speakers, fire extinguishers and cabinets in common areas, exit lights, and emergency circuitry) unless shown as removed on Tenant’s Plans (as defined below). The trunk automatic sprinkler system shall be installed in the Premises. Landlord shall be responsible for the distribution throughout the Premises. Notwithstanding the above, any existing risers and sprinkler heads shall remain in place unless shown as removed on Tenant’s Approved Space Plans. Any necessary modifications shall be made by Landlord. All testing to be performed by Landlord at Landlord’s expense.

(f) The Base Building heating, ventilation and air conditioning system (HVAC) shall comply with the most current version of ASHRAE 62 and ASHRAE 55 with the capacity to provide 72° ±2° year-round temperature. The HVAC system shall include all primary and secondary ductwork including VAV boxes and controls.

(g) Except as noted on Tenant’s Space Plans , Landlord shall demolish and remove all existing partitions, improvements, doors, frames, hardware, carpet, interior walls, corridors, ceiling grids/tiles, lights, branch ductwork from VAV boxes to the diffusers, and cabling, and include patching and repair of drywall at perimeter sill, all columns and core walls so that it is ready to receive paint

(h) Demising walls (i.e., walls dividing the Premises from other portions of the floor) shall be floor to deck, of steel stud with 5/8” drywall board on corridor or exterior side

Exhibit C-4

(i) All electrical meters necessary to measure electrical consumption within the Premises.

(j) Water for supplemental 24-hour cooling, if required by Tenant;

(k) Completely finished common area lobby areas and hallways in accordance with Landlord’s Finish Schedule.

(l) Completely finished common area restroom facilities in accordance with Landlord’s Finish Schedule

(m) Water and sewer service shall be furnished to the toilet rooms on the floors of the Premises. One drinking fountain will be provided on the floor.

(n) Electrical service shall be provided to panels on the floor(s) of the Premises. General power panels shall have 208 volt circuits with the capacity to provide 6 watts per square foot and lighting panels 277 volt circuits with the capacity to provide 6 watts per square foot to the Premises.

ARTICLE V

OTHER PROVISIONS

5.1	Changes and Modifications:

(a) Following approval of the Construction Documents, only Barrett Brown or other Tenant representative authorized in writing delivered to Landlord to bind Tenant may authorize changes or modifications to the Construction Documents, all of which must be in writing, signed by Tenant’s representative to be binding on Tenant (“Changes” or “Change Order”). Landlord’s authorized representative that shall receive and process such Changes shall be Jay Hedahl, or any other person authorized in writing by Landlord delivered to Tenant. At the time Tenant orders a Change, Landlord will notify Tenant whether any delay shall result from the Change. Landlord shall, before proceeding with the Change Order, submit to Tenant’s authorized representative in writing, within two (2) business days after Tenant notifies Landlord of the Change Order or demand therefore, an analysis of the additional cost or savings involved, and the impact on the date of Substantial Completion, if any. Calculation of the additional cost or savings shall be based upon the contractual terms of the contract between Landlord and general contractor. It is agreed that neither the general contractor nor any subcontractor under a will add any surcharge or fee or other mark-ups for overhead/general conditions but will be able to add profit of 3 % of the change order cost for implementing the Change. If Tenant fails to approve in writing Landlord’s submission within two (2) business days following receipt thereof, the same shall be deemed disapproved by Tenant and Landlord shall not make the Change. If unauthorized Changes are made, Landlord will, at its sole expense, be responsible for restoring Landlord’s Work or Tenant may accept Landlord’s Work as changed or modified but shall not be required to pay any costs above and beyond the contract associated with the approved Construction Documents nor accept related delays. Moreover, if Landlord fails to provide a statement of the delay with the estimated cost or savings to make the change associated with any requested Change, Landlord will not be permitted to claim any Tenant Delay associated with the Change. Notwithstanding anything contained herein to the contrary, no event of Tenant Delay shall apply to a Change unless Landlord provides written notice of a delay associated with the Change as provided above, and a delay has actually occurred.

(b) All additional costs or delays shall be substantiated to Tenant’s reasonable satisfaction. Whenever items are deleted from the Work to be performed or savings are discovered or realized through negotiating or rebidding with subcontractors, Tenant will receive a credit equal to

Exhibit C-5

“actual” savings that are realized or should have realized if such savings were brought to the attention of Tenant. Any savings realized shall only apply to overages due to Change Orders or additions requested by Tenant.

5.2	Reporting.

Landlord will prepare and send to Tenant the following three (3) reports from Lease execution until Substantial Completion; (a) a weekly report listing all general categories of Landlord Work activity and detailing all progress, delays, or other occurrences of significance regarding Landlord’s Work and, (b) a weekly, updated CPM schedule that details (i) all past, present and future construction activities, (ii) all delays to critical items and Landlord’s plan (at its cost) to regain the Substantial Completion by the Target Commencement Date and, (c) a monthly report which will detail a summary and status report of progress in all general categories of activity, including a detailed financial report which indicates all amounts and categories of the total project costs. All reports will be reviewed by Landlord, general contractor, and Tenant at weekly meetings and weekly “job walks” if requested by Tenant.

5.3	Warranty.

Landlord warrants that the Landlord’s Work will be free from defects in workmanship or material and will comply with the Construction Documents and with Applicable Laws. In addition, Landlord also warrants that all equipment and materials included in the Tenant Improvements will be new (unless otherwise specified in the Construction Documents) and of good quality. If within one (1) year after the Commencement Date any part of Landlord’s Work is found not to be in material compliance with the foregoing warranties, Landlord shall correct the material noncompliance promptly at its own expense after receipt of written notice from Tenant. Tenant shall give any such notice promptly after discovery of the condition. Tenant hereby assigns to Landlord all rights and claims against any architect or engineer employed by Tenant in connection with this Lease for errors or omissions by such parties.

5.4	Inspections:

Landlord agrees that Tenant’s authorized representatives have the right, but not the obligation, to periodically inspect Landlord’s Work. Such Tenant inspections will require reasonable advance notice to Landlord. Moreover, no such inspections shall relieve Landlord of its obligation to timely complete Landlord’s Work in strict accordance with the Construction Documents. If Tenant’s inspections reveal material deficiencies in the quality of workmanship or material noncompliance with the Construction Documents or the integrity of improvements, Landlord shall remedy such deficiencies at its cost, without delay to date of Substantial Completion.

Exhibit C-6

EXHIBIT “C-1”

CONSTRUCTION DOCUMENTS

[see attached]

Exhibit C-1

Brown & Brown Exhibit C-1 Construction Document Exceptions List

The following list of items are mutually agreed upon exceptions to the Construction Documents (the “Exceptions”). Landlord and Tenant agree to diligently work together to resolve such Exceptions with the common understanding that the finishes and/or alterations are to be consistent with Class A office space finishes. To the extent an Exception is not building standard or included by Landlord as part of the Turn-Key build out, Tenant shall decide whether to include and pay for or eliminate such item from the Landlord’s Work.

•

Laminate partitions in the restrooms are building standard – water closets are on the drawings. Laminate partitions are listed on the plans as an alternate option. Water closets are an upgrade, and can be purchased by Tenant. (A-600-A-1)

•	The wallcovering allowances and carpet allowances are not listed on each selection on the plans. Are all selections within the allotted building standard allowance? (Finish schedule)

•	It is not necessary to have double door openings on mechanical rooms and electrical rooms. (Example on A-302)

•	Drinking fountains on the plans are not building standard and are not included as part of the Turn-Key build out unless such are required per code. (A-600)

•	Hot water is not standard and is not included by Landlord as part of the Turn-Key build out. (A-700-E-15)

•

Sensors on restroom fixtures are not building standard and are not included by Landlord as part of the Turn-Key build out. The plans show sensors on soap dispensers, commodes, urinals and paper towel dispensers. . (A-600)

•	Waterless urinals are not building standard and are not included by Landlord as part of the Turn-Key build out. . (A-600-T4)

•	Water filtration system and inst-hot water heaters are not building standards. (A-700-E-15 & A-700-E-16) and will not be included by Landlord as part of the Turn-Key build out.

•	Are the warranty and specifications for the carpet comparable to building standard? (Finish schedule)

•	Electrified doors are not building standard and are not included by Landlord as part of the Turn-Key build out. Also, only 2 are listed. Are they not going on each floor? (A-320)

•

All wall types call for insulation. Per the pricing letter provided by Junto only the following rooms were to have insulation; Boardroom, Conference rooms, Training, Bistro, IT/Server room, Central Copy and Storage Rooms. (A-101)

•	No wall section is provided for perimeter/exterior wall. (Ref. note 5 on floor plans A-311)

•	No details provided for column enclosures; size, wall type, etc. (A-100.4 dimensions / methodology)

•

Key rooms call for ceiling heights higher than 8’6” which may not be attainable. For example, it was previously noted that there is limited space available where the fresh-air intake is located and a soffit would likely be required in these areas to allow space for the ductwork to transition. One such area is in the main conference room. (A-801, A-802 & A-803). This is OK if the ceiling heights are not lower than 8’6”.

Landlord Initials ________	Tenant Initials________

•	Need to make note of all the allowances (millwork, floorcovering, etc.) that were specifically listed in the Junto pricing letter. (Finish schedule)

•	Install sinks in the handicap stalls.

•	Install Audio Visual for the Boardroom (to be done by Tenant at Tenant’s expense).

•	Office 1815, 1814, 1812 and 1810 need to be D1.2.

•	Clarify wall covering for the 18th floor and clarify accuracy of paint color SW6158 and SW6122.

•

Clarify floor covering. On A109.1 – VCT 2 refers to break 1811 however on A901 break 1811 references VCT 4. Just need clarify which floor covering is correct. The break room shall be VCT 1, 4 & 5 as indicated on the finish plan NOT as written on the finish schedule/narrative.

Landlord Initials ________	Tenant Initials________

EXHIBIT “D”

RULES AND REGULATIONS

1. The sidewalks and public portions of the Building, such as entrances, passages, courts, parking areas, elevators, vestibules, stairways, corridors, or halls shall not be obstructed or encumbered by Tenant or its employees, agents, invitees, or guests nor shall they be used for any purpose other than ingress and egress to and from the Premises.

2. No awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades, louvered openings, or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises, without the prior written consent of Landlord, unless installed by Landlord. No aerial or antenna shall be erected on the roof or exterior walls of the Premises or on the Building without the prior written consent of Landlord in each instance.

3. No sign, advertisement, notice, or other lettering shall be exhibited, inscribed, painted, or affixed by Tenant on any part of the outside of the Premises or Building or on corridor walls or doors or mounted on the inside of any windows without the prior written consent of Landlord. Signs on any entrance door or doors shall conform to Building standards and shall, at Landlord’s expense, be inscribed, painted, or affixed for Tenant by sign makers approved by Landlord. In the event of the violation of the foregoing by Tenant, Landlord may install and/or remove same without any liability and may charge the expense incurred to Tenant.

4. The sashes, sash doors, skylights, windows, heating, ventilating, and air conditioning vents and doors that reflect or admit light and air into the halls, passageways, or other public places in the Building shall not be covered or obstructed by Tenant, or its employees, agents, invitees, or guests, nor shall any bottles, parcels, or other articles be placed outside of the Premises.

5. No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the public halls, corridors, or vestibules without the prior written consent of Landlord.

6. Whenever Tenant shall submit to Landlord any plan, agreement, assignment, sublease, or other document for Landlord’s consent or approval, Tenant agrees to pay Landlord, on demand, a processing fee in a sum equal to the reasonable fee for review of same, including the services of any architect, engineer, or attorney employed by Landlord to review or prepare any such plan, agreement, assignment, sublease, consent, or other document.

7. The water and wash closets and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein. All damages resulting from any misuse of fixtures shall be borne by Tenant who, or whose employees, agents, invitees, or guests, shall have caused the same.

8. Tenant shall not in any way deface any part of the Premises or the Building. Tenant shall not lay linoleum, or other similar floor covering, so that the same shall come in direct contact with the floor of the Building, and, if linoleum or other similar floor covering is desired to be used, an interlining of builder’s deadening felt shall be first affixed to the floor, by a paste or other material, soluble in water, the use of cement or other similar adhesive material being expressly prohibited.

Exhibit D-1

9. No animals or any kind (except seeing eye dogs and other animals used to assist physically challenged individuals) shall be brought upon the Premises or Building.

10. No cooking shall be done or permitted by Tenant on the Premises except in conformity to law and then only in the utility kitchen (if a utility kitchen was provided for in approved plans for the Premises or if Landlord has consented in writing thereto), which is to be primarily used by Tenant’s employees for heating beverages and light snacks. No refrigeration or heating equipment may be placed inside the Premises without the prior written consent of Landlord in each instance. Tenant shall not cause or permit any unusual or objectionable odors to be produced upon or permeate from the Premises.

11. No office space in the Building shall be used for the distribution or for the storage of merchandise or for the sale at auction or otherwise of merchandise, goods, or property of any kind.

12. Tenant shall not make or permit to be made any unseemly or disturbing noises or disturb or interfere with occupants of the Building or neighboring premises or those having business with them. Tenant shall not throw anything out of the doors or windows or down the corridors, stairwells, or elevator shafts of the Building. Tenant shall not make or permit electrical waves which will impair radio or television broadcasting or reception from or in the Building.

13. Neither Tenant nor any of Tenant’s employees, agents, invitees, or guests shall at any time bring or keep upon the Premises any inflammable, combustible, or explosive substance or any chemical substance, other than reasonable amounts of cleaning fluids and solvents required in the normal operation of Tenant’s business, all of which shall only be used in strict compliance with all applicable Environmental Laws.

14. Landlord shall have a valid pass key to all spaces within the Premises at all times during the Lease Term. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in existing locks or the mechanism thereof, without the prior written consent of Landlord and unless and until a duplicate key is delivered to Landlord. Tenant must, upon the termination of its tenancy, restore to Landlord all keys to stores, offices, and toilet rooms, either furnished to or otherwise procured by Tenant, and in the event of the loss of any keys so furnished, Tenant shall pay Landlord for the cost thereof.

15. All deliveries, removals, and/or the carrying in or out of any safes, freights, furniture, or bulky matter of any description may be accomplished only with the prior approval of Landlord and then only in approved areas, through the approved loading/service area doors, and during approved hours. Tenant shall assume all liability and risk with respect to such movements. Landlord may restrict the location where such heavy or bulky matters may be placed inside the Premises. Landlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight which can or may violate any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part.

16. Tenant shall not, unless otherwise approved by Landlord, occupy or permit any portion of the Premises demised to it to be occupied as, by, or for a public stenographer or typist, barber shop, bootblacking, beauty shop or manicuring, beauty parlor, telephone or telegraph agency, telephone or secretarial service, messenger service, travel or tourist agency, employment agency, public restaurant or bar, commercial document reproduction or offset printing service, ATM or similar machines, retail, wholesale, or discount shop for sale of merchandise, retail service shop, labor union, school or classroom, governmental or quasi-governmental bureau, department, or agency, including an autonomous governmental corporation, a firm the principal business of which is real estate brokerage, or a company engaged in the business of renting office or desk space; or for a public finance (personal loan) business or

Exhibit D-2

for manufacturing, unless Tenant’s Lease expressly grants permission to do so. Tenant shall not operate or permit to be operated on the Premises any coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices, and machines for sale of beverages, foods, candy, cigarettes, or other goods), except for those vending machines or similar devices which are for the sole and exclusive use of Tenant’s employees. Tenant shall not engage or pay any employees on the Premises, except those actually working for Tenant on the Premises, nor advertise for labor giving an address at the Premises.

17. Tenant shall not create or use any advertising mentioning or exhibiting any likeness of the Building without the prior written consent of Landlord. Landlord shall have the right to prohibit any such advertising which, in Landlord’s reasonable opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, Tenant shall discontinue such advertising.

18. Landlord reserves the right to exclude from the Building at all times other than the Normal Business Hours all persons who do not present a pass to the Building on a form or card approved by Landlord. Tenant shall be responsible for all its employees, agents, invitees, or guests who have been issued such a pass at the request of Tenant and shall be liable to Landlord for all acts of such persons.

19. The Premises shall not be used for lodging or sleeping, or for any immoral, disreputable, or illegal purposes, or for any purpose which may be dangerous to life, limb, or property.

20. Any maintenance requirements of Tenant will be attended to by Landlord only upon application at Landlord’s office at the Building. Landlord’s employees shall not perform any work or do anything outside of their regular duties, unless under specific instructions from the office of Landlord.

21. Canvassing, soliciting, and peddling within the Building or in the common areas is prohibited and Tenant shall cooperate to prevent the same.

22. There shall not be used in any space, or in the public halls of the Building, either by Tenant or by jobbers or others, in the delivery or receipt of merchandise to Tenant, any hand trucks, except those equipped with rubber tires and side guards. No hand trucks shall be used in elevators other than those designated by Landlord as service elevators. All deliveries shall be confined to the service areas and through the approved service entries.

23. In order to obtain maximum effectiveness of the cooling system, Tenant shall lower and/or close venetian or vertical blinds or drapes when the sun’s rays fall directly on the exterior windows of the Premises.

24. In the event that, in Landlord’s reasonable opinion, the replacement of ceiling tiles becomes necessary after they have been removed on behalf of Tenant by telephone company installers or others (in both the Premises and the public corridors), the cost of such replacements shall be charged to Tenant on a per tile basis.

25. All paneling or other wood products not considered furniture which Tenant shall install in the Premises shall be of fire-retardant materials. Prior to the installation of any such materials, Tenant shall submit to Landlord a satisfactory (in the reasonable opinion of Landlord) certification of such materials’ fire-retardant characteristics.

26. All trucks and delivery vans shall be parked in designated areas only and not parked in spaces reserved for cars. All delivery service doors are to remain closed except during the time that

Exhibit D-3

deliveries, garbage removal, or other approved uses are taking place therein. All loading and unloading of goods shall be done only at such time, in the areas, and through the entrances designated for such purposes by Landlord.

27. Tenant shall be responsible for the removal and proper disposition of all crates, oversized trash, boxes, and items termed garbage from the Premises. The corridors and parking and delivery areas are to be kept clean from such items. Tenant shall provide convenient and adequate receptacles for the collection of standard items of trash and shall facilitate the removal of such trash by Landlord. Tenant shall ensure that liquids are not disposed of in such receptacles.

28. Tenant shall not conduct any business, loading or unloading, assembling, or any other work connected with Tenant’s business in any public areas.

29. Landlord shall not be responsible for lost or stolen personal property, equipment, or money occurring within the Premises or Building, regardless of how or when the loss occurs.

30. Neither Tenant, nor its employees, agents, invitees, or guests, shall paint or decorate the Premises, or mark, paint, or cut into, drive nails or screw into nor in any way deface any part of the Premises or Building without the prior written consent of Landlord. Notwithstanding the foregoing, standard picture hanging shall be permitted without Landlord’s prior consent. If Tenant desires a signal, communications, alarm, or other utility or service connection installed or changed, such work shall be done at the expense of Tenant, with the approval and under the direction of Landlord.

31. Tenant shall give Landlord prompt notice of all accidents to or defects in air conditioning equipment, plumbing, electric facilities, or any part or appurtenance of the Premises.

32. Tenant agrees and fully understands that the overall aesthetic appearance of the Building is of paramount importance; thus Landlord shall maintain complete aesthetic control over any and every portion of the Premises visible from outside the Premises including but not limited to all fixtures, equipment, signs, exterior lighting, plumbing fixtures, shades, awnings, merchandise, displays, art work, wall coverings, or any other object used in Tenant’s business. Landlord will notify Tenant in writing of any aesthetic deficiencies and Tenant will have seven (7) days to correct the deficiencies to Landlord’s satisfaction or Tenant shall be in default of this Lease and the default section shall apply.

33. Tenant shall not install, operate, or maintain in the Premises or in any other area of the Building, any electrical equipment which does not bear the U/L (Underwriters Laboratories) seal of approval, or which would overload the electrical system or any part of the system beyond its capacity for proper, efficient, and safe operation as determined by Landlord, taking into consideration the overall electrical system and the present and future requirements therefor in the Building. Tenant shall not furnish any cooling or heating to the Premises, including, without limitation, the use of any electronic or gas heating devices, without Landlord’s prior written consent.

34. Pursuant to applicable law, the Building is deemed to be a “no-smoking” building and smoking is prohibited in all interior common areas. In addition, Landlord may, from time to time, designate non-smoking areas in all or any portion of the exterior common areas and within Tenant’s Premises.

35. Whenever and to the extent that the above Rules and Regulations conflict with any of the rights or obligations of Tenant pursuant to the provisions of the Lease, the provisions of the Lease shall govern.

Exhibit D-4

36. Tenant shall comply with any recycling programs for the Building implemented by Landlord from time to time.

37. Landlord may, upon request by any tenant, waive compliance by such tenant with any of the Rules and Regulations provided that (i) no waiver shall be effective unless in writing and signed by Landlord or Landlord’s authorized agent, (ii) any such waiver shall not relieve such tenant from the obligation to comply with such Rule or Regulation in the future unless expressly consented to by Landlord, and (iii) no waiver granted to any tenant shall relieve any other tenant from the obligation of complying with the Rules and Regulations unless such other tenant has received a similar waiver in writing from Landlord.

Exhibit D-5

EXHIBIT “E”

CORPORATE GUARANTY

Exhibit E-1